Exhibit 10.14

EXHIBIT 1, SHEET 1

451 D Street

Boston, Massachusetts

(the “Building”)

Execution Date:	May 13, 2020

Tenant:	Inozyme Pharma, Inc.
a Delaware corporation

Mailing Address:	Prior to Term Commencement Date:
280 Summer Street
Boston, MA 02210

After the Term Commencement Date:

451 D Street
Boston, MA 02210

Landlord:	RREF II 451D, LLC, a Delaware limited liability company

Mailing address:	c/o Related Beal Management, 177 Milk Street, Boston, Massachusetts 02109
Attn: Stephen Faber

Art. 2	Premises: Approximately 6,244 rentable square feet, consisting of (a) approximately 6,178 rentable square feet on the ninth (9th) floor of the Building, substantially as shown on Lease Plan, Exhibit 2-A and (b) approximately 66 rentable square feet in the Storage Room (as more particularly set forth in Section 2.1, below, and shown on Exhibit 2-B).

Art. 3.1	Anticipated Commencement Date: September 21, 2020

Art. 3.1	Term Commencement Date: The Substantial Completion Date of Landlord’s Work (as defined in Section 4.2(h), below).

Art. 3.1	Rent Commencement Date: The date that is two (2) months following the Substantial Completion Date.

Art. 3.2	Term or original Term: Five (5) Lease Years (as defined in Section 3.1(d), below, commencing on the Commencement Date and terminating at the expiration of the fifth (5th) Lease Year).

Art. 4	Improvement Allowance: Up to a maximum of $185.00 per square foot of Rentable Area in the Premises (e.g. $1,155,140.00, based on 6,244 square feet of Rentable Area), as further provided in Article 4, below). The Improvement Allowance together with, if elected by Tenant pursuant to subsection 4.2(k), below, the Supplemental Allowance, shall herein be referred to as the “Allowances”).

Art. 4	Supplemental Allowance: Up to a maximum of $15.00 per square foot of Rentable Area in the Premises (e.g. $93,660.00, based on 6,244 square feet of Rentable Area), as further provided in Article 4, below).

Art. 5	Use of Premises: General office, research, and development purposes (including laboratory use) and for no other purposes, subject to Article 5 below and the other terms and conditions of this Lease.

Art. 6	Yearly Rent / Monthly Rent:

Period	Rate per RSF	Yearly Rent	Monthly Rent
First (1st) Lease Year	$68.00	$424,592.00**	$35,382.67**
Second (2nd) Lease Year	$70.04	$437,329.76	$36,444.15
Third (3rd) Lease Year	$72.14	$450,442.16	$37,536.85
Fourth (4th) Lease Year	$74.31	$463,991.64	$38,665.97
Fifth (5th) Lease Year	$76.53	$477,853.32	$39,821.11

**

Reduced Rent: Notwithstanding the Yearly Rent set forth above, so long as this Lease is in full force and effect, Tenant shall be entitled to a reduction of the monthly installment of Yearly Rent (but not an abatement of or reduction in, without limitation, Operating Costs, Taxes, and other charges due hereunder, all as, when and to the extent same are payable pursuant hereto) by calculating Yearly Rent on 3,882 rentable square feet (resulting in a monthly payment of $21,998.00) for the first three (3) months of the (1st) Lease Year of the Lease Term for the Premises (the “Reduced Rent Period”) but in no event shall the Reduced Rent Period extend into the fourth (4th) month of the first (1st) Lease Year .

Art. 6

Rent Payment Address:

RREF II 451D, LLC

P.O. Box 787482

Philadelphia, PA 19178-7482

By Overnight Delivery:

RREF II 451D, LLC

Lockbox – 787482

Wells Fargo Bank

MAC Y1372-045

401 Market Street

Philadelphia, PA 19106

Art. 7	Total Rentable Area: Approximately 6,244 rentable square feet, subject to Articles 2 and 7 below.

Total Rentable Area of Building: Approximately 460,793 rentable square feet (approximate), subject to Articles 2 and 7 below.

Art. 8	Electric current will be furnished to Tenant pursuant to Section 8.1 below.

Art. 9	Operating Costs and Taxes:

Tenant’s Proportionate Share: One and 43/100 percent (1.43%), which is the percentage obtained by dividing the Total Rentable Area of the Premises by 95% of the Total Rentable Area of the Building, subject to adjustment as provided in Article 7 below.

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Art. 29.3	Brokers: CBRE, Inc. and Newmark

Art. 29.13	Letter of Credit Amount: $224,686.40, subject to Section 29.13 below.

Art. 29.14	Parking Spaces: Up to four (4) parking spaces, subject to Section 29.14 below.

Art. 29.15	Option to Extend Term: One (1) period of five (5) years, subject to Section 29.16, below.

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1.	REFERENCE DATA		1

2.	DESCRIPTION OF DEMISED PREMISES		1
	2.1	Demised Premises	1
	2.2	Appurtenant Rights	1
	2.3	Exclusions and Reservations	2
	2.4	Exclusions and Reservations	2

3.	TERM OF LEASE		2
	3.1	Definitions	2
	3.2	Habendum	3
	3.3	Declaration Fixing Term Commencement Date	3

4.	READINESS FOR OCCUPANCY-ENTRY BY TENANT PRIOR TO TERM COMMENCEMENT DATE		3
	4.1	Condition of Premises	3
	4.2	Landlord’s Work	4
	4.3	Tenant’s Work	9

5.	USE OF PREMISES		9
	5.1	Permitted Use	9
	5.2	Prohibited Uses	9
	5.3	Licenses and Permits	10

6.	RENT		10

7.	RENTABLE AREA		11

8.	SERVICES FURNISHED BY LANDLORD		11
	8.1	Electric Current	11
	8.2	Water	13
	8.3	Elevators, Heat and Cleaning	13
	8.4	Heating, Ventilation and Air Conditioning	13
	8.5	Reserved	14
	8.6	Supplemental Air Conditioning Equipment	14
	8.7	Landlord Repairs	14
	8.8	Interruption or Curtailment of Services	14
	8.9	Energy Conservation	15
	8.10	Access	15

9.	TAXES AND OPERATING COSTS		15
	9.1	Definitions	15
	9.2	Tax Share	19
	9.3	Operating Expense Share	20
	9.4	Part Years	20
	9.5	Effect of Taking	20
	9.6	Survival	20

10.	CHANGES OR ALTERATIONS BY LANDLORD		20

11.	FIXTURES, EQUIPMENT AND IMPROVEMENTS-REMOVAL BY TENANT		21

12.	ALTERATIONS AND IMPROVEMENTS BY TENANT		22

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13.	TENANT’S CONTRACTORS-MECHANICS’ AND OTHER LIENS-STANDARD OF TENANT’S PERFORMANCE-COMPLIANCE WITH LAWS		23

14.	REPAIRS BY TENANT-FLOOR LOAD		24
	14.1	Repairs by Tenant	24
	14.2	Floor Load-Heavy Machinery	24

15.	INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION		24
	15.1	General Liability Insurance	24
	15.2	Certificates of Insurance	25
	15.3	General	25
	15.4	Property of Tenant	26
	15.5	Bursting of Pipes, etc.	26
	15.6	Repairs and Alterations-No Diminution of Rental Value	26

16.	ASSIGNMENT, MORTGAGING AND SUBLETTING		27
	16.1	Generally	27
	16.2	Reimbursement, Recapture and Excess Rent	28
	16.3	Certain Transfers	30

17.	MISCELLANEOUS COVENANTS		30
	17.1	Rules and Regulations	30
	17.2	Access to Premises-Shoring	31
	17.3	Accidents to Sanitary and Other Systems	31
	17.4	Signs, Blinds and Drapes	32
	17.5	Estoppel Certificate and Financial Statements	32
	17.6	Prohibited Materials and Property	32
	17.7	Requirements of Law-Fines and Penalties	33
	17.8	Tenant’s Acts--Effect on Insurance	33
	17.9	Miscellaneous	33

18.	DAMAGE BY FIRE, ETC.		33

19.	WAIVER OF SUBROGATION		34

20.	CONDEMNATION-EMINENT DOMAIN		35

21.	DEFAULT		36
	21.1	Conditions of Limitation-Re-Entry-Termination	36
	21.2	Intentionally Omitted	36
	21.3	Damages-Termination	36
	21.4	Fees and Expenses	38
	21.5	Waiver of Redemption	38
	21.6	Landlord’s Remedies Not Exclusive	39
	21.7	Grace Period	39

22.	END OF TERM-ABANDONED PROPERTY		40

23.	SUBORDINATION		41

24.	QUIET ENJOYMENT		42

25.	ENTIRE AGREEMENT-WAIVER-SURRENDER		43
	25.1	Entire Agreement	43
	25.2	Waiver by Landlord	43
	25.3	Surrender	43

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26.	INABILITY TO PERFORM-EXCULPATORY CLAUSE		44

27.	BILLS AND NOTICES		44

28.	PARTIES BOUND-SEIZING OF TITLE		45

29.	MISCELLANEOUS		45
	29.1	Separability	45
	29.2	Captions, etc.	46
	29.3	Broker	46
	29.4	Modifications	46
	29.5	Reserved	46
	29.6	Governing Law	46
	29.7	Assignment of Rents	46
	29.8	Representation of Authority	46
	29.9	Expenses Incurred by Landlord Upon Tenant Requests	46
	29.10	Survival	47
	29.11	Hazardous Materials	47
	29.12	Patriot Act	51
	29.13	Letter of Credit	52
	29.14	Parking	53
	29.15	Reserved	54
	29.16	Tenant’s Option to Extend the Term of the Lease	54
	29.17	Definition of Fair Market Rental Value	55
	29.18	Substitution of Other Premises	56
	29.19	Waiver of Jury Trial	57

Exhibit 2-A – Lease Plan

Exhibit 2-B – Storage Room

Exhibit 2-C – Space Plans

Exhibit 3 – Plan of Building and Land

Exhibit 4 – Form of Term Commencement Date Agreement

Exhibit 5 – Current Rules and Regulations

Exhibit 6 – Common Laboratory Facilities

Exhibit 7 – Base Building T.I. Matrix

Exhibit 8-A – Current Building Hazardous Material Metric

Exhibit 8-B – List of Approved Hazardous Materials and Quantities

Exhibit 9 – Form of Letter of Credit

Exhibit 10 – Form of Parking License

Exhibit 11 – Swing Space

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THIS LEASE made and entered into on the Execution Date as stated in Exhibit 1 and between the Landlord and the Tenant named in Exhibit 1.

Landlord does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord, the premises hereinafter mentioned and described (hereinafter referred to as “Premises”), upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated:

1.	REFERENCE DATA

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit.

2.	DESCRIPTION OF DEMISED PREMISES

2.1 Demised Premises. The Premises are that portion of the Building as described in Exhibit 1 (as the same may from time to time be constituted after changes therein, additions thereto and eliminations therefrom pursuant to rights of Landlord hereinafter reserved) and is hereinafter referred to as the “Building”, the portion of said Premises located on the substantially as shown hatched or outlined on the Lease Plan (Exhibit 2-A) hereto attached and incorporated by reference as a part hereof (which plan may or may not depict the current condition of the Premises). The Premises shall also consist of approximately 66 rentable square feet of the control area (i.e., chemical solvent storage area or capacity available) on the first (1st) floor of the Building as shown on Exhibit 2-B (the entire control area is herein referred to as the “Storage Room”). Tenant hereby acknowledges that the Landlord, other tenants and occupants of the Building and/or other third parties may have rights to use the Storage Room (other than the approximately 66 rentable square feet which are part of the Premises) and that Landlord has the right to use and reserve certain areas and capacities making up the Storage Room for present and future Building operations and other uses and operations.

2.2 Appurtenant Rights.

(a) General. Tenant shall have, as appurtenant to the Premises, rights to use in common, with others entitled thereto, subject to the Rules and Regulations (as defined below) from time to time made by Landlord of which Tenant is given notice; (i) the common lobbies, hallways, stairways and elevators of the Building, serving the Premises in common with others; (ii) common walkways necessary for access to the Building; (iii) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; (iv) twenty-four hour, seven days a week access to the common loading dock facilities serving the Building; provided, however, that Tenant’s use of the loading dock must be in compliance with all applicable Rules and Regulations, Legal Requirements (as defined below), and rights of others pursuant to easements of record; and (v) subject to reasonable notice and scheduling and during business hours, access to and use of the Building’s freight elevator; provided, however, that Tenant’s use of the freight elevator must be in compliance with all applicable Rules and Regulations, laws, regulations and ordinances; and no other appurtenant rights or easements, except as expressly provided in this Lease. Notwithstanding anything to the contrary herein or in the Lease contained, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to Tenant’s Premises. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its sole discretion.

(b) Common Laboratory Facilities. Tenant shall also have the benefit, in common with others so entitled thereto from time to time, of the following shared laboratory facilities as provided herein (collectively, the “Common Laboratory Facilities”) the location of which are shown on Exhibit 6 and that portion of the areas of such facilities allocable to Tenant, as set forth below, shall be included in Tenant’s Proportionate Share calculation by inclusion of such area in the rentable area of the Premises:

(i) The laboratory standby generator room serving the Building (currently located on the sixth (6th) floor), from which Tenant shall have the right to access up to fifteen (15) kilowatts of emergency generator capacity from an emergency panel at a location determined by Landlord to which Tenant can connect the Premises at Tenant’s sole cost and expense. Tenant’s limited right to access the generator room for the sole purpose of accessing the emergency panel shall be coordinated with Landlord’s property manager. Landlord shall have the right to reasonably and equitably limit and allocate Tenant’s utilization of and access to the emergency generator in proportion to the Total Rentable Area of the Premises bears to the Total Rentable Area of all the premises in the Building which have a portion dedicated to laboratory use, from time to time, along with the right to use and reserve certain generator capacity for present and future Building operations;

(ii) The laboratory electrical rooms are located on the sixth (6th) and eighth (8th) floors, one of which will be designated by Landlord for Tenant’s connections and which Tenant shall have the right to access, solely for the purposes of installing and maintaining electrical connections serving the portion of the Premises dedicated to actual laboratory use and any IT closet maintained by Tenant (which, solely for the purpose of this provision, shall not exceed more than 50% of the Premises); and

(iii) Tenant shall have the right to access and use an area in the basement of the Building designated by Landlord, from time to time, wherein Tenant may install, maintain and use Tenant’s acid neutralization system (“Neutralization System”). Tenant shall, at its sole cost and expense, install (including any connections thereto), maintain, operate and service its Neutralization System in accordance with all applicable Legal Requirements and best industry, laboratory and scientific standards and practices.

Tenant acknowledges and agrees that Tenant’s rights hereunder are non-exclusive and shall be subject to all of the terms and conditions of this Lease, including but not limited to Articles 4, 5, 11 and 12. Landlord shall have the right to reasonably and equitably limit and allocate Tenant’s utilization of and access to the available Common Laboratory Facilities, from time to time, in proportion to the Total Rentable Area of the Premises bears to the Total Rentable Area of all the premises in the Building which have a portion dedicated to laboratory use, from time to time, and, further, Tenant acknowledges that Landlord has the right to use and reserve certain areas and capacities making up the Common Laboratory Facilities for present and future Building operations and other uses and operations.

(c) Tenant shall pay for its use of the Common Laboratory Facilities, including, without limitation, utility usage therefor, in accordance with the provisions of Article 9 of this Lease relating to Tenant’s Operating Expense Share.

2.3 Exclusions and Reservations. All the perimeter walls of the Premises except the inner surfaces thereof, any balconies (except to the extent same are shown as part of the Premises on the Lease Plan (Exhibit 2-A)), any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as the right of access through the Premises for the purposes of operation, maintenance, decoration and repair, are expressly excluded from the Premises and reserved to Landlord.

3.	TERM OF LEASE

3.1 Definitions. As used in this Lease the words and terms which follow mean and include the following:

(a) “Term Commencement Date” – as stated in Exhibit 1.

(b) “Rent Commencement Date” – as stated in Exhibit 1.

(c) “Common Areas” shall mean the common walkways, accessways, and parking facilities, located on the land shown outlined on Exhibit 3 (“Land”), which Land shall include land now or in the future leased relating to parking lot(s) serving the Building (each a “Supplemental Parking Lease” and collectively, the “Supplemental Parking Leases”), and common facilities in the Building, as the same may be changed, from time to time, including without limitation, alleys, sidewalks, lobbies, hallways, toilets, stairways, fan rooms, utility closets, shaftways, street entrances, elevators, wires, conduits, meters, pipes, ducts, vaults, and any other equipment, machinery, apparatus, and fixtures wherever located on the Land or in the Building or in the Premises that either (a) serve the Premises as well as other parts of the Land or Building, or (b) serve other parts of the Land or Building but not the Premises.

(d) “Lease Year” shall mean each successive 12-month period included in whole or in part in the Term of this Lease. The first (1st) Lease Year shall be the twelve (12) month period, commencing on the Rent Commencement Date, provided, however, that if the Rent Commencement Date shall occur on a date other than the first day of a calendar month, then (i) the first (1st) Lease Year shall include the period from the first anniversary of the Rent Commencement Date through the end of such calendar month and (ii) the Yearly Rent for such Lease Year shall be increased proportionately to the greater length of such Lease Year.

3.2 Habendum. TO HAVE AND TO HOLD the Premises for a term commencing on the Term Commencement Date and ending at 11:59 p.m. on the last day of the fifth (5th) Lease Year or on such earlier date (or such later date, if extended pursuant to Section 29.16, below) upon which said Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law (which date for the termination of the terms hereof will hereafter be called “Termination Date”).

3.3 Declaration Fixing Term Commencement Date. Landlord and Tenant agree to execute a supplemental agreement confirming the actual Term Commencement Date, Rent Commencement Date, and Termination Date, once same are determined, in the form set forth at Exhibit 4 or as otherwise may be required by Landlord. Tenant agrees not to record the within Lease, but, if required by applicable law in order to protect Tenant’s interest in the Premises, each party hereto agrees, on the request of the other, to execute a so-called memorandum of lease or short form lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease. If this Lease is terminated before the Term expires, then upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging such fact and the date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact in its name and behalf to execute such instrument if Tenant shall fail to execute and deliver such instrument after Landlord’s request therefor within ten (10) days.

4.	READINESS FOR OCCUPANCY-ENTRY BY TENANT PRIOR TO TERM COMMENCEMENT DATE

4.1 Condition of Premises. Subject to Landlord’s obligation to complete Landlord’s Work (as defined below) and Landlord’s maintenance and repair obligations hereunder, Tenant shall accept the Premises, the Building and the Land in their present “as is” condition, without representation or warranty, express or implied, in fact or in law, by Landlord and without recourse to Landlord as to the nature, condition or usability thereof; and Tenant agrees that, except for Landlord’s Work, Landlord has no work to perform in or on the Premises to prepare the Premises for Tenant’s use and occupancy, and that any and all work to be done in or on the Premises will be performed by Tenant at Tenant’s sole cost and expense in accordance with the terms of this Lease. Landlord represents that it has already performed or caused to be performed the base building core and shell work as detailed and allocated to Landlord in the Base Building and TI Matrix attached hereto as Exhibit 7 Landlord’s Work (the “Base Building Work”).

4.2 Landlord’s Work.

(a) Subject to the terms and conditions hereof, Landlord shall (i) perform, or cause to be performed, the Leasehold Improvement Work (as more fully defined below) in a good and workmanlike manner, in conformity with all laws, rules, regulations and codes in force, effect, and applicable, designed and constructed and in accordance with Landlord’s building standards (including but not limited to construction materials, design and finishes) for the Building, except as otherwise expressly set forth in the Plans (as defined below), (ii) deliver the Premises with all base building systems in good working condition; and (iii) insert any fire-stopping required by applicable laws or regulations in force, effect and applicable as a result of a condition existing as of the date of this Lease that is discovered during the performance of the Leasehold Improvement Work, as opposed to resulting from the Leasehold Improvement Work itself (such fire-stopping hereinafter referred to as the “Post-Delivery Work”, and collectively with (i) and (ii) “Landlord’s Work”). Landlord shall use commercially reasonable diligence to substantially complete Landlord’s Work (other than the Post-Delivery Work) on or before the Anticipated Commencement Date, but in no event shall Landlord be liable to Tenant for any failure to deliver the Premises on any specified date, nor shall such failure give rise to any default or\ other remedies under this Lease or at law or equity, or otherwise affect the validity of this Lease or the obligations of Tenant hereunder. Notwithstanding the foregoing:

(i)

if the Substantial Completion Date (as defined below) has not occurred by the date that is thirty (30) days following the Anticipated Completion Date, unless such delay is caused by Tenant Delays or an event of Force Majeure, then Tenant shall be entitled to rent credit equal to one day’s rent at the Yearly Rent per diem for each day following such thirtieth (30th) day, until Landlord achieves the Substantial Completion Date;

(ii)

if the Substantial Completion Date has not occurred on or before the date that is ninety (90) days after the Anticipated Commencement Date (as same may be extended herein, the “Termination Deadline”), unless such delay is caused by Tenant Delays or an event of Force Majeure (provided that any delay caused by Force Majeure, and not in any part by a Tenant Delay, cannot extend the Termination Deadline by more than sixty (60) days), Tenant shall have the right to terminate this Lease by giving notice to Landlord of Tenant’s desire to do so within ten (10) business days after the Termination Deadline; and, upon the giving of such notice, the Term of this Lease shall, unless within thirty (30) days after Landlord’s receipt of such notice the Substantial Completion Date occurs or Landlord provides Tenant with Swing Space (as defined in and in accordance with and subject to the provisions of Exhibit 11), cease and come to an end as of said thirtieth (30th) day, and neither party shall have any further liability or obligation hereunder; and

(iii)

if Landlord has not commenced construction on Landlord’s Work on or before September 1, 2020, unless such delay is caused by Tenant Delays, (as same may be extended as follows, the “Construction Deadline”), Tenant shall have the right to terminate this Lease by giving notice to Landlord of Tenant’s desire to do so within ten (10) business days after the Construction Deadline; and, upon the giving of such notice, the Term of this Lease shall immediately cease and come to an end as of the date that is thirty (30) days after Landlord’s receipt of such termination notice from Tenant (and neither party shall have any further liability or obligation on the part of either party) , unless within ten (10) business days after Landlord’s receipt of such notice Landlord commits to making Swing Space (in accordance with and subject to the provisions of Exhibit 11) available to Tenant on or before December 20, 2020 (unless prior to that date the Substantial Completion date occurs);

(iv)

in the event that Landlord provides Tenant with the Swing Space pursuant to subsection (ii) or (iii) above, if and when Landlord reasonably and in good faith estimates that the Substantial Completion Date will not occur on or before August 1, 2021, Landlord shall notify Tenant in writing, in which case Tenant shall have the right to terminate this Lease by giving written notice to Landlord of Tenant’s desire to do so within ten (10) business days after receipt of Landlord’s notice and, upon the giving of such notice, (A) Tenant shall have no further rights with respect to the Premises (regardless of whether the

Substantial Completion Date occurs), but shall continue to have rights to the Swing Space until the expiration of the Term; and (B) the Term of this Lease shall expire on October 31, 2021 (or, at Tenant’s election, on such earlier date as Tenant may elect by forty-five (45) days’ written notice to Landlord) and neither party shall have any further liability or obligation hereunder.

(b) As used herein, the term “Leasehold Improvement Work” shall mean the leasehold improvements to the Premises to be constructed to the general quality of the design of the Building and Landlord’s base building standards for build-out in accordance with the Space Plans (as defined below) and the Plans (as defined below), to be prepared in accordance with this Section 4.2, and as detailed and allocated to Tenant in the Base Building and TI Matrix attached hereto as Exhibit 7, which Leasehold Improvement Work shall be performed by Landlord at Tenant’s sole cost and expense (subject to the Allowances) as set forth in subsection (j), below. The Leasehold Improvement Work shall not include Tenant’s furniture, telecommunications and/or data wiring and/or cabling, trade fixtures, equipment, personal property, specialty or laboratory equipment and is limited to normal fit-up construction of the general quality of the design of the Building and in accordance with Landlord’s building standards for tenant build-out for the Building.

(c) Tenant and Landlord have agreed on a complete space plan and outline specifications for the layout of the Leasehold Improvement Work, attached hereto as Exhibit 2-C and incorporated herein (the “Space Plans”).

(d) Based upon the Space Plans, Landlord shall cause (at Tenant’s sole cost and expense, subject to the Allowances) a set of plans and specifications which conform to the Space Plans in all material respects (for normal fit-up construction of the general quality of the design of the Building and in accordance with Landlord’s building standards for tenant build-out), sufficient to apply for and obtain a building permit for the construction of the Leasehold Improvement Work, to be prepared (the “Permit Set”) which Permit Set shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not disapproved of in writing (with highlighted changes thereon and a detailed list of the deficiencies from the Space Plans) within seven (7) days of submittal. Within fourteen (14) days after Tenant gives Landlord comments on the Permit Set (if any), Landlord shall give Tenant notice either (i) approving the applicable changes (in which case the Permit Set shall be deemed approved) or (ii) disapproving the applicable changes, in which case the Permit Set shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not disapproved of in writing (with highlighted changes thereon and a detailed list of the deficiencies from the Space Plans) within five (5) days of submittal. The foregoing iterative process (and timing) shall continue until Landlord and Tenant approve the Permit Set, which shall be the approved Permit Set. Tenant’s approval of the Permit Set shall be consistent with the Space Plans and with previous approvals, choices and directions given. Tenant hereby acknowledges and agrees that if Landlord and Tenant fail to approve the Permit Set within fifteen (15) days of Landlord’s submission of the initial Permit Set for Tenant’s approval, for any reason whatsoever, then such failure shall be deemed to be a Tenant Delay, unless caused solely by Landlord’s failure to meet its obligations under this Section 4.2(d) in good faith and as expressly required hereunder.

(e) Based upon the approved Permit Set, Landlord shall cause (at Tenant’s sole cost and expense, subject to the Allowances) final plans and specifications which conform to the Permit Set in all material respects (for normal fit-up construction of the general quality of the design of the Building and in accordance with Landlord’s building standards for tenant build-out), sufficient to permit the construction of the Leasehold Improvement Work, to be prepared (the “Plans”) which Plans shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not disapproved of in writing (with highlighted changes thereon and a detailed list of the deficiencies from the Permit Set) within seven (7) days of submittal. Within fourteen (14) days after Tenant gives Landlord comments on the Plans (if any), Landlord shall give Tenant notice either (i) approving the applicable changes (in which case the Plans shall be deemed approved) or (ii) disapproving the applicable changes, in which case the Plans shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not disapproved of in writing

(with highlighted changes thereon and a detailed list of the deficiencies from the Permit Set) within five (5) days of submittal. The foregoing iterative process (and timing) shall continue until Landlord and Tenant approve the Plans, which shall be the final Plans. Tenant’s approval of the Plans shall be consistent with the Permit Set and with previous approvals, choices and directions given. Tenant hereby acknowledges and agrees that if Landlord and Tenant fail to approve the final Plans within fifteen (15) days of Landlord’s submission of the initial Plans for Tenant’s approval for any reason whatsoever, then such failure shall be deemed to be a Tenant Delay, unless caused solely by Landlord’s failure to meet its obligations under this Section 4.2(e) in good faith and as expressly required hereunder.

(f) Within twenty (20) days of the completion and approval of the Permit Set, Landlord shall deliver to Tenant an estimate of the costs to complete the Leasehold Improvement Work, including a construction or project management fee payable to Landlord of three percent (3.0%) of the costs of such work (an “Estimate”). Tenant shall review and approve same within seven (7) days of submission. Prior to approval thereof, Tenant shall have the right, exercised promptly and in good faith, to discuss and request substitutions to value-engineer or cost-engineer aspects of the work set forth on the Permit Set, during the review and approval process (and within the budget approval time period(s)) for the Permit Set as provided above, in order to adjust the budget, subject to the terms and conditions hereof. Throughout the approval process described above, each party shall use commercially reasonable and diligent efforts to cooperate with the other and the other’s architect and professionals in responding to questions or requests for information or submissions. Tenant understands and agrees, however, that changes to the Permit Set or the Plans that may be needed or desired by Tenant, and or the specification by Tenant of any components or finishes that are not building standard or as expressly depicted on the Space Plans, the Permit Set or Plans, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed as long as same are not Material Changes. As used herein, the term “Material Changes” are (i) changes that, individually or in the aggregate, modify the scope, cost or character of the Base Building Work or any material component thereof or any then-existing permits and approvals obtained by Landlord in connection with Landlord’s Work or the Building; (ii) changes that will, individually or in the aggregate, in Landlord’s reasonable opinion, result in a likelihood of delay in the Substantial Completion of Landlord’s Work; (iii) adversely affect the Building’s structure, roof, exterior or mechanical, electrical, plumbing, life safety or other Building systems or architectural design or use of the Building or Premises or otherwise involve changes to structural components of the Building or involves any changes or penetrations to the floor, roof, or exterior walls; (iv) require any material modifications of the Building’s mechanical, electrical, plumbing, fire or life-safety systems; (v) lessen the fair market value of the Base Building Work, the Building or the Premises or any other improvements on the property; and/or (vi) adversely affect the LEED certifiability of the Building or any improvements therein or any LEED or similar certifications previously obtained with respect to the Building or any improvements therein. If Landlord approves such change request (whether a Material Change or not), then before commencing work on such requested change or upgrade, Landlord will submit to Tenant written estimates of the net cost thereof (taking into account the Improvement Allowance) and any increase in the time in performing Landlord’s Work resulting therefrom. If Tenant shall fail to approve such estimates within five (5) days after submission to Tenant, the request shall be deemed withdrawn by Tenant and Landlord shall not be required to proceed with such work and may continue with Landlord’s Work without further change relating thereto. If Tenant approves such estimates, Tenant shall pay Landlord such amount, together with all applicable fees including, without limitation, construction management fee, general contractor’s fees or increase in general conditions, as Additional Rent, subject to subsection (j), below. If any such Tenant’s proposed request (whether a Material Change or not) increases the time required to complete Landlord’s Work then same shall be considered a Tenant Delay (as defined in subsection (h), below) and no such work shall commence unless Tenant agrees that the Substantial Completion Date (and the Term Commencement Date) shall be deemed to have occurred as of the date Landlord would have otherwise achieved Substantial Completion but for Tenant’s request (as further detailed in subsection (h), below).

(g) Following the completion and approval of the applicable plans and final estimate, Landlord shall proceed, using commercially reasonable efforts, to obtain all necessary permits and approvals for the construction of Landlord’s Work, to engage a contractor or construction manager to perform or supervise the construction and proceed to construct the Leasehold Improvement Work at Tenant’s sole cost and expense (subject to the Allowances) and as otherwise set forth herein, in substantial conformance with the Plans, in compliance with all laws, rules, regulations and codes in force, effect, and applicable, and in a good and workmanlike manner. Landlord reserves the right to make changes and substitutions to the Plans in connection with the construction of Landlord’s Work, provided same do not materially and adversely modify the Leasehold Improvement Work (e.g. substitutions, like-kind exchanges) and Tenant agrees to not unreasonably withhold or delay its consent to any changes that do materially and adversely modify the Plans. Landlord’s Work will be constructed by a general contractor engaged by Landlord (“Contractor”).

(h) Landlord’s Work shall be deemed “Substantially Complete” on the date (the “Substantial Completion Date”) as of which a completed or “signed-off” building permit or a certificate of occupancy (temporary or permanent) permitting the use of the Premises is available from the City of Boston Inspectional Services Department (the “Certificate of Occupancy”), subject only to the completion of (x) Punchlist Work (defined below) and (y) the Post-Delivery Work. Any Punchlist Work not fully completed (of which Tenant shall give Landlord notice as provided below) on the Term Commencement Date and the Post-Delivery Work shall thereafter be so completed with reasonable diligence by Landlord and Landlord shall have access to the Premises in accordance with the provisions of this Lease to complete the Punchlist Work. For purposes hereof, “Punchlist Work” is defined as minor or insubstantial incomplete work or details or defects of construction, decoration or mechanical adjustments that do not significantly affect Tenant’s use of the Premises for the Permitted Use (without taking into effect Tenant’s specific manner of use). Notwithstanding the foregoing, if any delay in the Substantial Completion of the Landlord’s Work by Landlord is due to Tenant Delays, then the Substantial Completion Date shall be deemed to be the date Landlord’s Work (or applicable portion thereof) would have been Substantially Complete, if not for such Tenant Delays, as reasonably determined by Landlord (provided, that Tenant shall not be entitled to take possession of the Premises until the Premises are in fact Substantially Complete). “Tenant Delays” shall mean delays caused by: (i) requirements of the Space Plans or Plans requested by Tenant that do not conform to Landlord’s building standards for build out, or which contain long lead-time or non-standard items requested by Tenant; (ii) any material change in the Space Plans or Plans, once approved, requested by Tenant; (iii) any request by Tenant for a delay in the commencement or completion of Landlord’s Work for any reason; or (iv) any other act or omission of Tenant or its employees, agents or contractors which reasonably inhibits the Landlord from timely completing the Landlord’s Work, including any failure by Tenant to timely respond to plan submissions and approvals for the Leasehold Improvement Work.

(i) Within fourteen (14) business days after the Term Commencement Date, Landlord and Tenant shall confer and create a specific list of any Punchlist Work remaining items of work with respect to the Landlord’s Work (a “Punchlist”) which work shall be completed as set forth above, with Landlord using commercially reasonable efforts to complete within thirty (30) days of completion of the Punchlist (but in no event longer than sixty (60) days, subject to delays caused by Tenant and Force Majeure)). Subject to Landlord’s continuing repair and maintenance obligations expressly set forth herein, and except with respect to the items contained in the Punchlist and with respect to the Post-Delivery Work, as of the Term Commencement Date Tenant shall be deemed satisfied with Landlord’s Work and Landlord shall be deemed to have completed all of its obligations under this Article 4 and Tenant shall have no claim that Landlord has failed to perform in full all of its obligations under this Article 4.

(j) Tenant shall pay the costs and expenses incurred by Landlord in connection with (i) the preparation of the Space Plans, Permit Set and the Plans and (ii) the performance and completion of the Leasehold Improvement Work, excepting an amount up to but in no event more than (x) the Improvement Allowance as set forth in Exhibit 1 above which amount was used in the calculation of the Yearly Rent. Additionally, Tenant shall have the option of requesting that Landlord finance a portion of the costs and expenses incurred by Landlord in connection with the performance and completion of the Leasehold Improvement Work in excess of $1,402,296.00 (the “Supplemental Threshold”), if any, up to a maximum of the Supplemental Allowance as set forth in Exhibit 1 above by written notice to Landlord at the time Tenant is required to pay Landlord therefor; which Supplemental Allowance shall be repaid from Tenant to Landlord as though the Supplemental Allowance had been loaned to Tenant on the Term Commencement Date, bearing interest at the annual rate of seven and one-half percent (7.5%), with such loaned amount to be repaid in equal monthly installments commencing on the Rent Commencement Date in amounts sufficient to fully amortize such loaned amount on the expiration of the fifth (5th) Lease Year.

(k) Landlord may include within the Allowances all reasonable costs and expenses incurred by or on behalf of Landlord in connection with the Leasehold Improvement Work, including, without limitation, the design, review, permitting, bid preparation and bid review, construction, materials and supplies, and including a construction or project management fee payable to Landlord of three percent (3%) of the costs of the Leasehold Improvement Work. Landlord shall use the Allowances to pay for, credit, and offset all of the costs and expenses in connection with the Leasehold Improvement Work (with the Supplemental Allowance, if any, subject to the Supplemental Threshold). Any cost of the Leasehold Improvement Work in excess of the Improvement Allowance incurred by Landlord shall be the sole responsibility of Tenant (subject to Tenant’s election of and the application of the Supplemental Allowance, if any) and Tenant shall be responsible for and promptly, but in no event longer than thirty (30) days after each request therefor, pay directly or pay to Landlord for, as appropriate, and indemnify and reimburse Landlord for, from and against, any costs and expenses for the Leasehold Improvement Work in excess of the Improvement Allowance including, but not limited to, such costs resulting from Tenant’s upgrades from building standard construction materials or Tenant’s upgrades or changes to any of Landlord’s Work or the Plans or specifications relating thereto. To the extent the total costs and expenses of the Leasehold Improvement Work are less than the Improvement Allowance, there shall be no credit, rebate or other payment to Tenant as a result thereof. At Landlord’s option, at any time following the completion and approval of the Plans and delivery of the Estimate, Landlord may demand that Tenant shall pay to Landlord, within thirty (30) days, the amount by which the Estimate exceeds the Improvement Allowance, subject to the proper application of the Supplemental Allowance, if any (collectively, the “Excess Payment”), as Additional Rent. Within sixty (60) days (or such longer period as reasonably necessary) of the Substantial Completion Date, defined below, Landlord shall provide Tenant with a statement setting forth the actual costs of the Leasehold Improvement Work and (i) if the actual costs are less than the sum of the Improvement Allowance and the Excess Payment (or, if Tenant elects the Supplemental Allowance, the sum of the Allowances and the Excess Payment less the difference between the Supplemental Threshold and the Improvement Allowance), Landlord shall credit such amount, up to a maximum of the Excess Payment, against future payments of Yearly Rent or (ii) if the actual costs are greater than the sum of the Improvement Allowance and the Excess Payment (or, if Tenant elects the Supplemental Allowance, the sum of the Allowances and the Excess Payment), Tenant shall pay to, reimburse and/or indemnify, as the case may be, Landlord for or from the difference, as Additional Rent, within thirty (30) business days after the receipt of such statement. In connection with any materials or services to be provided directly by or on behalf of Tenant (as opposed to Landlord), Tenant shall make provision for either written waivers of liens from all contractors, laborers and suppliers of materials for such work, the filing of lien bonds on behalf of such contractors, laborers and suppliers, or other appropriate protective measures reasonably approved by Landlord.

(l) Tenant hereby appoints Paul E. Hickey as an authorized representative of Tenant for purposes of dealing with Landlord and its agents with respect to all matters involving, directly or indirectly, the construction of Landlord’s Work including, without limitation, change orders to the Space Plans or Plans (such person is hereinafter referred to as “Tenant’s Representative”). Landlord hereby appoints Erin Orpik of Related Beal as the authorized representative of Landlord for purposes of dealing with Tenant and its agents with respect to all matters involving, directly or indirectly, the construction of Landlord’s Work, or the Space Plans, or the Plans (such person is hereinafter referred to as “Landlord’s Representative”).

(m) All components of Landlord’s Work shall be part of the Building, except only for such items as Landlord advises Tenant (on or before the approval of the Plans) that same shall be removed by Tenant on the termination of this Lease that same shall be removed by Tenant on the termination of this Lease. Notwithstanding the forgoing, (i) Tenant shall obtain insurance covering the Leasehold Improvement Work, as set forth in Section 15.1 and (ii) articles of personal property, including but not limited to copiers and computers; unattached laboratory and specialty equipment; unattached casework; bottle washers; telecommunication equipment; cabling; and any equipment or utility connections necessary for the function of the foregoing, owned or installed by Tenant solely at its expense (i.e., and not paid for by the Allowances) in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Lease, subject to Tenant’s repair and restoration obligations in this Lease. For the purposes of clarity, Landlord and Tenant acknowledge and agree that any component the Leasehold Improvement Work or Tenant’s Removable Property that is paid for by or on behalf of Landlord (e.g., by way of the Allowances, etc.) shall remain with the Building upon the termination or expiration of the Lease Term except to the extent advised by Landlord in writing to the contrary as set forth above.

4.3 Tenant’s Work.

Tenant shall complete, at its expense (but subject to the Allowances), and subject to the terms and conditions of this Lease, the work and installations (other than Landlord’s Work) necessary or desirable for Tenant to operate at the Premises (“Tenant’s Work”), subject to and in full compliance with the provisions set forth in Section 12, below, for Alterations. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises in connection with Tenant’s Work. Provided that Tenant does not interfere with or delay the completion by Landlord or its agents or contractors of Landlord’s Work, Tenant shall have the right to enter the Premises up to fourteen (14) days prior to the estimated Substantial Completion Date for the sole purpose of installing telecommunications and data wiring and cabling, and similar items (and not furniture, fixtures and equipment); and such entry shall be made in compliance with all terms and conditions of this Lease (except as set forth herein) and the Rules and Regulations then in effect for the Building and shall be coordinated with Landlord’s building manager. Tenant shall be liable for any damages or delays caused by Tenant’s activities at the Premises. Provided that Tenant has not begun operating its business from the Premises, and subject to all of the terms and conditions of the Lease, the foregoing activity shall not constitute the delivery of possession of the Premises to Tenant. Prior to entering the Premises Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord and shall have provided the Letter of Credit to Landlord.

5.	USE OF PREMISES

5.1 Permitted Use. Tenant shall continuously during the Term hereof occupy and use the Premises only for the purposes as stated in Exhibit 1 and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they were designed Notwithstanding the foregoing, but subject to the other terms and provisions of this Lease, Tenant may, with Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, install at its own cost and expense so-called hot-cold water fountains, coffee makers and so-called Dwyer refrigerator-sink-stove combinations for the preparation of beverages and foods, provided that no cooking, frying, etc., are carried on in the Premises to such extent as requires special exhaust venting, Tenant hereby acknowledging that the Building is not engineered to provide any such special venting.

5.2 Prohibited Uses. Notwithstanding any other provision of this Lease, Tenant shall not use, or suffer or permit the use or occupancy of, or suffer or permit anything to be done in or anything to be brought into or kept in or about the Premises or the Building or any part thereof (including, without limitation, any materials, appliances or equipment used in the construction or other preparation of the Premises and furniture and carpeting): (a) which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or that are otherwise applicable to or binding upon the Premises; (b) for any unlawful purposes or in any unlawful manner; (c) which, in the reasonable judgment of Landlord shall in any way (i) impair the appearance or reputation of the Building; or (ii) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or with the use or occupancy of any of the other areas of the Building, or occasion discomfort, inconvenience or annoyance, or injury or damage to any occupants of the Premises or other tenants or occupants of the Building; (iii) which is inconsistent with the maintenance of the Building as an office and research and development building of the first class in the quality of its maintenance, use, or occupancy; or (iv) which would violate any then current exclusive use or right granted by Landlord to any tenant or occupant of the Building (Landlord agreeing to provide notice of same within ten (10) business days following Tenant’s written request therefor). Tenant shall not install or use any electrical or other equipment of any kind which, in the reasonable judgment of Landlord, might cause any such impairment, interference, discomfort, inconvenience, annoyance or injury.

5.3 Licenses and Permits. Tenant shall not cause or permit the Premises, the Building or the Land to be used in any way that violates any law, code, ordinance, restrictive covenant, encumbrance, governmental regulation, order, permit, approval, variance, covenants or restrictions of record or any provision of the Lease (each a “Legal Requirement”), annoys or interferes with the rights of tenants of the Building, or constitutes a nuisance or waste. Tenant shall obtain, maintain and pay for all licenses, consents, permits and approvals, and shall promptly take all actions necessary, to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Building or the Land. Tenant shall maintain in full force and effect all licenses, permits, approvals, consents, certifications or permissions to provide its services required by any authority having jurisdiction to authorize, franchise or regulate such services. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary licenses, consents, permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (a) any such contest is made reasonably and in good faith, (b) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, acceptable to Landlord to protect Landlord, the Building and the Land from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (c) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (d) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (e) Tenant’s decision to delay such cure shall not, in Landlord’s sole but good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Land, or any other person or entity.

6.	RENT

During the Term of this Lease, the Yearly Rent and other charges, at the rate stated in Exhibit 1, shall be payable by Tenant to Landlord by monthly payments, as stated in Exhibit 1, in advance and without notice or demand on the first day of each month for and in respect of such month. The rent and other charges reserved and covenanted to be paid under this Lease shall commence on the Rent Commencement Date. Notwithstanding the provisions of the next preceding sentence, Tenant shall pay the first monthly installment of rent on the execution of this Lease. If, by reason of any provisions of this Lease, the rent reserved hereunder shall commence or terminate on any day other than the first day of a calendar month, the rent for such calendar month shall be prorated. The rent and all other amounts payable to Landlord under this Lease shall be payable to Landlord, or if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment, at the Rent Payment Address set forth in Exhibit 1 or such place as Landlord may designate, and the rent and other charges in all circumstances shall be payable without any setoff or deduction whatsoever. Rental and any other sums due hereunder not paid on or before the date due shall bear interest for each month or fraction thereof from the due date until paid computed at the annual rate of five percentage (5%) points over the so-called prime rate then currently from time to time charged to its most favored corporate customers by the largest national bank (N.A.) located in the city in which the Building is located, or at any applicable lesser maximum legally permissible rate for debts of this nature.

7.	RENTABLE AREA

Total Rentable Area of the Premises and the Building are agreed to be the amounts set forth in Exhibit 1. Landlord reserves the right, throughout the Term of the Lease, to recalculate the Total Rentable Area of the Building to the extent that the Common Areas of the Building, including the Common Laboratory Facilities, are adjusted during the Term of the Lease or due to changes to the physical size of the Building. Landlord shall have the right to have its architect or engineer remeasure the Premises and the Common Laboratory Facilities following the completion of Landlord’s Work in accordance with the methods of measuring rentable square feet as described in the American National Institute Publication ANSI Z65.1-1996 promulgated by the Building Owners and Managers Association (the “BOMA Standard”). In the event any such remeasurement reflects that the stated Total Rentable Area of the Building set forth herein is different from as stated in Exhibit 1 (or the Total Rentable Area of the Common Laboratory Facilities is different from that used herein), the parties hereto shall thereafter (but prior to the end of the 5th Lease Year) adjust the Tenant’s Proportionate Share and any other charges, expenses or benefits based thereon to reflect the correct measurement; provided Yearly Rent shall not be adjusted based on such a remeasurement.

8.	SERVICES FURNISHED BY LANDLORD

8.1 Electric Current.

(a) It is understood that for the electrical service (e.g., lights, plugs, equipment, convenience outlets, and heating, air-conditioning, ventilation fixtures and equipment initially installed in the Premises and all other systems exclusively serving the Premises) shall be submetered as part of the Leasehold Improvement Work.

(b) As long as such electrical service is submetered, Landlord shall calculate the electrical service charge based on Tenant’s actual usage of electricity and Tenant shall pay same to Landlord, as Additional Rent, within thirty (30) days of billing therefor. Tenant will reimburse Landlord for the cost of such electric current as measured by a separate submeter or checkmeter, as hereinafter set forth, or Landlord will require Tenant to contract with the company supplying electric current for the purchase and obtaining by Tenant of electric current directly from such company to be billed directly to, and Tenant shall pay directly to such company, as Additional Rent hereunder, all electrical service charges before delinquency. As long as such electrical service is sub or check metered, Landlord may elect to collect the electrical service charge due hereunder in monthly estimated payments, due at the same time and in the same manner that it pays its monthly payments of Yearly Rent hereunder, estimated payments (i.e., based upon Landlord’s reasonable estimate) on account of Tenant’s obligation to reimburse Landlord for electricity consumed in the Premises, in which case:

(i)

Periodically after the Term Commencement Date, Landlord shall determine the actual cost of electricity consumed by Tenant in the Premises (i.e., by reading Tenant’s sub-meter and by applying the applicable electric rate.) If the total of Tenant’s estimated monthly payments on account of such period is less than the actual cost of electricity consumed in the Premises during such period, Tenant shall pay the difference to Landlord when billed therefor. If the total of Tenant’s estimated monthly payments on account of such period is greater than the actual cost of electricity consumed in the Premises during such period, Tenant may credit the difference against Tenant’s next installment of rental or other charges due hereunder.

(ii).

After each adjustment, the amount of estimated monthly payments on account of Tenant’s obligation to reimburse Landlord for electricity in the Premises shall be adjusted based upon the actual cost of electricity consumed during the immediately preceding period.

(c) If Landlord is furnishing Tenant electric current hereunder, Landlord, at any time, at its option and upon not less than thirty (30) days’ prior written notice to Tenant, may discontinue such furnishing of electric current to the Premises; and in such case Tenant shall contract with the company supplying electric current for the purchase and obtaining by Tenant of electric current directly from such company to be billed directly to and Tenant shall pay directly to such company, as Additional Rent hereunder, all electrical service charges before delinquency. In the event Tenant itself contracts for electricity with the supplier, pursuant to Landlord’s option as above stated, Landlord shall (i) permit its risers, conduits and feeders to the extent available, suitable and safely capable, to be used for the purpose of enabling Tenant to purchase and obtain electric current directly from such company, (ii) without cost or charge to Tenant, make such alterations and additions to the electrical equipment and/or appliances in the Building as such company shall specify for the purpose of enabling Tenant to purchase and obtain electric current directly from such company, and (iii) at Landlord’s expense, furnish and install in or near the Premises any necessary metering equipment used in connection with measuring Tenant’s consumption of electric current and Tenant, at Tenant’s expense, shall maintain and keep in repair such metering equipment.

(d) If Tenant shall require electric current for use in the Premises in excess of such reasonable quantity to be furnished for such use as hereinabove provided and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements or (ii) such excess use shall result in an additional burden on the Building air conditioning system and additional cost to Landlord on account thereof, then, as the case may be, (x) Landlord, upon written request and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant if current therefor be available to Landlord, provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause damage to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with or disturb other tenants or occupants of the Building or (y) Tenant shall reimburse Landlord for such additional cost, as aforesaid. Tenant acknowledges that it has been provided with an opportunity to confirm that the electric current serving the Premises will be adequate to supply its proposed permitted uses of the Premises.

(e) Landlord, at Tenant’s expense and upon Tenant’s request, shall purchase and install all replacement lamps of types generally commercially available (including, but not limited to, incandescent and fluorescent, but excluding specialty lamps and fixtures) used in the ancillary/accessory office portion(s) of the Premises (excluding laboratory portions thereof). Landlord shall have the right to elect, upon reasonable written notice, to cease the purchase and installation of lamps hereunder.

(f) To the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186, §15), but subject to Tenant’s insurance requirements hereunder and Articles 15 and 19, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements.

(g) Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld, and using contractor(s) approved by Landlord, and will promptly advise Landlord of any other alteration or addition to such electrical equipment and/or appliances.

. Landlord shall furnish hot and cold water for ordinary use for cleaning, toilet, lavatory and drinking purposes for restrooms and facilities in the Common Areas. If Tenant requires, uses or consumes water for any purpose other than for the aforementioned purposes in the Premises, Landlord may (a) assess a reasonable charge for the additional water so used or consumed by Tenant or (b) install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep said meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on said meter, together with the sewer charge based on said meter charges, as and when bills are rendered, and on default in making such payment Landlord may pay such charges and collect the same from Tenant. All piping and other equipment and facilities for use of water outside the building core will be installed and maintained by Landlord at Tenant’s sole cost and expense.

8.2 Water. Landlord shall furnish hot and cold water for ordinary use for cleaning, toilet, lavatory and drinking purposes for restrooms and facilities in the Common Areas. If Tenant requires, uses or consumes water for any purpose other than for the aforementioned purposes in the Premises, Landlord may (a) assess a reasonable charge for the additional water so used or consumed by Tenant or (b) install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep said meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on said meter, together with the sewer charge based on said meter charges, as and when bills are rendered, and on default in making such payment Landlord may pay such charges and collect the same from Tenant. All piping and other equipment and facilities for use of water outside the building core will be installed and maintained by Landlord at Tenant’s sole cost and expense.

8.3 Elevators, Heat and Cleaning. Landlord shall: (a) provide necessary elevator facilities (which may be manually or automatically operated, either or both, as Landlord may from time to time elect) on Mondays through Fridays, excepting Federal, Massachusetts and City of Boston legal holidays, from 8:00 a.m. to 6:00 p.m. and on Saturdays, excepting Federal, Massachusetts and City of Boston legal holidays, from 8:00 a.m. to 1:00 p.m. (called “business days”) and have one (1) elevator in operation available for Tenant’s use, non-exclusively, together with others having business in the Building, at all other times; (b) furnish heat, air conditioning and ventilation (substantially equivalent to that being furnished in comparably aged similarly equipped office and research and development buildings in the same city) to (i) the interior common areas of the Building on business days and (ii) the makeup air system in the laboratory portions of the Premises; and (c) cause the common areas of the Building to be cleaned on Monday through Friday (excepting Massachusetts or City of Boston legal holidays) in a manner consistent with cleaning standards generally prevailing in the comparable office buildings in the City of Boston. All costs and expenses incurred by Landlord in connection with foregoing services shall be included as part of the Operating Costs (as defined below). Tenant shall be responsible, at its sole cost and expense, for providing cleaning and janitorial services to the Premises in a neat and first-class manner consistent with the cleaning standards generally prevailing in the comparable buildings in the City of Boston or as otherwise reasonably established by Landlord in writing from time to time using an insured contractor or contractors selected by Tenant and approved in writing by Landlord and such provider shall not interfere with the use and operation of the Building or Land by Landlord or any other tenant or occupant thereof. Tenant shall also cause all extermination of vermin in the Premises to be performed by companies reasonably approved by Landlord in writing and shall contract and utilize pest extermination services for the Premises as reasonably necessary or as requested by Landlord.

8.4 Heating, Ventilation and Air Conditioning.

As part of the Base Building Work, Landlord has provided and delivered those items (e.g. Building infrastructure and capacities) shown as Landlord’s Responsibility Allocation on the Base Building and TI Matrix attached hereto as Exhibit 7. As part of the Leasehold Improvement Work (at Tenant’s sole cost and expense, subject to the Allowances), Landlord shall construct and install the connections and distribution within the Premises, including, but not limited to, Heat Pumps and/or water cooled air conditioning units. Landlord shall through the heating and air conditioning equipment of the Building furnish to and distribute in the non-laboratory portion of the Premises heating and air conditioning only as is necessary and appropriate for the proper operation of the Heat Pump in the Premises as normal seasonal changes may require on business days during the hours as aforesaid in Section 8.3. Tenant acknowledges that Landlord shall have no obligation to provide any heat and/or air conditioning for the Premises except as expressly provided herein. Tenant agrees to lower and close the blinds or drapes when necessary because of the sun’s position, whenever the air conditioning system is in operation, by using good faith efforts to cause its employees to so comply with such requirement, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning system.

8.5 Reserved.

8.6 Supplemental Air Conditioning Equipment. In the event Tenant requires supplemental air conditioning for equipment, machines, meeting or equipment rooms or other purposes or uses, or because of specific climate control needs, occupancy or excess electrical loads, any supplemental air conditioning units, chillers, condensers, compressors, ducts, piping and other equipment, such supplemental air conditioning equipment will be installed, but only if, in Landlord’s reasonable judgment, the same will not cause damage or injury to the Building or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants. At Landlord’s sole election, such equipment will either be installed:

(a) by Landlord at Tenant’s expense and Tenant shall reimburse Landlord in such an amount as will compensate it for the cost incurred by it in operating, maintaining, repairing and replacing, if necessary, such supplemental air conditioning equipment. At Landlord’s election, such equipment shall (i) be maintained, repaired and replaced by Tenant at Tenant’s sole cost and expense, and (ii) throughout the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, purchase and maintain a service contract for such equipment from a service provider approved by Landlord. Tenant shall obtain Landlord’s prior written approval of both the form of service contract and of the service provider; or

(b) by Tenant, subject to Landlord’s prior approval of Tenant’s plans and specifications for such work. In such event: (i) such equipment shall be maintained, repaired and replaced by Tenant at Tenant’s sole cost and expense, and (ii) throughout the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, purchase and maintain a service contract for such equipment from a service provider approved by Landlord. Tenant shall obtain Landlord’s prior written approval of both the form of service contract and of the service provider.

8.7 Landlord Repairs. Except as otherwise provided in Articles 18 and 20, and subject to Tenant’s obligations in Article 14, Landlord shall keep and maintain the roof, exterior walls, structural floor slabs, columns, elevators, public stairways and corridors, public lavatories, and other common equipment (including, without limitation, sanitary, electrical (including, but not limited to, the emergency generator), heating, air conditioning, or other systems) serving both the Building and the Common Areas in good condition and repair.    Landlord shall keep the paved portions of the Common Areas reasonably free of ice and snow. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any laboratory portion of the Premises or any other portion which, pursuant to Tenant’s safety guidelines, practices or custom or prudent industry practices, require any form of clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services.

8.8 Interruption or Curtailment of Services. When necessary by reason of accident or emergency (or apparent emergency), or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, or by reason of event(s) of Force Majeure, Landlord reserves the right to interrupt, curtail, stop or suspend (a) the furnishing of heating, elevator, air conditioning, and cleaning services and (b) the operation of the plumbing and electric systems. Except in cases of emergency or apparent emergency, Landlord shall endeavor to provide Tenant with reasonable advance notice (which notice may be verbal or by email) of any planned interruption, curtailment, stoppage or suspension of such services which are reasonably anticipated to have a material impact on Tenant’s use of the Premises. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of the Tenant’s obligations hereunder reduced, and the Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems. Notwithstanding the foregoing, but subject to Articles 18 and 20, Tenant shall be entitled to a proportionate abatement of Yearly Rent in the event of a Landlord Service Interruption (as defined below). For the purposes hereof, a “Landlord Service Interruption” shall occur in the event (i) the Premises shall lack any service which Landlord is required to provide or furnish hereunder thereby rendering the Premises untenantable for the entirety of the Landlord Service Interruption Cure Period (as defined below), (ii) such lack of service was not caused by Tenant, its employees, contractors, invitees or agents or by a casualty (in which event Section 18 shall control); (iii) Tenant in fact ceases to use the entire Premises for the entirety of the Landlord Service Interruption Cure Period (provided that limited entry into the Premises by Tenant for the sole purpose of retrieving an item, confirming the status of the Premises or otherwise checking on laboratory conditions (without otherwise making routine use of the same) shall not be deemed use of the Premises by Tenant); and (iv) such interruption of service was the result of causes, events or circumstances within the Landlord’s reasonable control and the cure of such interruption is within Landlord’s reasonable control. For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as seven (7) consecutive business days after Landlord’s receipt of written notice from Tenant of the Landlord Service Interruption.

8.9 Energy Conservation. Notwithstanding anything to the contrary in this Article 8 or in this Lease contained, Landlord may institute, and Tenant shall comply (and cause its employees, invitees, agents and contractors to comply) with, such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services, or as may be necessary or required to comply with applicable codes, rules regulations or standards, including but not limited to applying and reporting for the Building or any part thereto to seek or maintain certification und the U.S. EPA’s Energy Start® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard. Upon reasonable request, Tenant shall provide Landlord with the necessary information or, at Tenant’s option, grant Landlord access to Tenant’s account with any utility company or provider paid directly by Tenant for utility services, so that Landlord can review the utility bills relating to the Premises in connection with any required energy reporting requirements to the City of Boston or other governmental agency or in connection with any third party energy certification program (e.g., LEED certification). Regardless of LEED interest in tenant spaces, Tenant shall comply with the policies outlined, from time to time, for Green Cleaning and Integrated Pest Management.

8.10 Access. Subject to terms and conditions of this Lease, emergencies, apparent emergencies, Landlord’s Rules and Regulations and reasonable security requirements as the same may be amended from time to time and of which Tenant has received prior written notice (Tenant hereby acknowledging having received notice that a security card is currently required for entry before 8:00am and after 6:00pm on weekdays and at all hours on weekends), Tenant shall have access to the Premises and all Common Areas appurtenant to the Premises and the parking area twenty-four (24) hours a day, seven (7) days a week. Subject to the terms and conditions of this Lease including but not limited to Article 12, Tenant shall have the right to install a card key or similar security access system to the Premises.

9.	TAXES AND OPERATING COSTS

9.1 Definitions. As used in this Article 9, the words and terms which follow mean and include the following:

(a) “Operating Year” shall mean a calendar year in which occurs any part of the Term of this Lease; provided Landlord reserves the right, from time to time, to change its Operating Year (e.g., from a calendar year basis to a fiscal year basis), or its accounting basis (e.g., from a cash basis to an accrual basis), and to make any necessary adjustments relating thereto.

(b) “Tenant’s Proportionate Share” shall be the figure as stated in Exhibit 1.    Tenant’s Proportionate Share is the ratio of the Total Rentable Area of the Premises to the aggregate Total Rentable Area of the Building, as adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises or the Building, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building, or otherwise. Notwithstanding the foregoing, Landlord may equitably adjust Tenant’s Proportionate Share for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building or that varies with the occupancy of the Building.

(c) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building, the Land and the Common Areas upon any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Building, the Common Areas, or such personal property; charges, fees and assessments for transit, housing, police, fire or other governmental services or purported benefits to the Building and/or the Common Areas; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operating, use or occupancy of the Building, the Common Areas or based upon rentals derived therefrom, which are or shall be imposed by Federal, State, Municipal or other authorities. For the purposes of this Lease, “Taxes” shall include any payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law and any payments to, for or relating in whole or in part to any business improvement district in which the Land may be located. As of the Execution Date, “Taxes” shall not include any franchise, rental, income or profit tax, capital levy or excise, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute “Taxes,” whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute “Taxes,” but only to the extent calculated as if the Land is the only real estate owned or leased by Landlord. “Taxes” shall also include expenses of tax abatement or other proceedings contesting assessments or levies. Notwithstanding the foregoing, Landlord shall have the right to exclude from “Taxes”, from time to time, any portions of the Building or Land or Common Areas that are taxed or billed by the City of Boston or other applicable taxing authority as a separate tax parcel (e.g., sub-parcel or associate parcel) and to reincorporate such separate tax parcel in the event such separate tax treatment terminates and, in such event, equitably increase or decrease, as the case may be, Tenant’s Proportionate Share for purposes of invoicing Tenant for its Tax Share (as defined below). In addition, if applicable, Taxes shall be allocated by Landlord, in Landlord’s reasonable judgment, among the Building and any other building(s) and improvements on the Land. The parties acknowledge that, as of the Execution Date, Taxes are based upon several separate tax bills affecting the Land.

(d) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority, any portion of which period occurs during the Term of this Lease, the first such Period being the one in which the Rent Commencement Date occurs.

(e) “Operating Costs”:

(1) Definition of Operating Costs. “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation and management, for repair and replacements, cleaning and maintenance of the Land, Building and the Common Areas (including but not limited to the parking areas and facilities serving same from time to time), related equipment, facilities and appurtenances, elevators, cooling and heating equipment and the Common Laboratory Facilities (and services relating thereto). In the event that Landlord or Landlord’s managers or agents perform services for the benefit of the Building or Land off-site which would otherwise be performed on-site (e.g., accounting), the cost of such services shall be reasonably allocated among the properties benefiting from such service and shall be included in Operating Costs. Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Costs among different tenants of the Building (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, tenants that share particular systems or equipment, including those related to Common Laboratory Facilities, or tenants that are similar users of particular systems or equipment such as by way of example but not limitation office space tenants of the Building or laboratory tenants of the Building and retail space tenants of the Building. Operating Costs shall include, without limitation, those categories of “Specifically Included Operating Costs,” as set forth below, but shall not include “Excluded Costs,” as hereinafter defined.

(2) Definition of Excluded Costs. “Excluded Costs” shall be defined as mortgage charges, brokerage commissions, salaries of executives and owners not directly employed in the management/operation of the Building and Land, the cost of work done by Landlord for a particular tenant for which Landlord has the right to be reimbursed by such tenant, and, subject to Subparagraph (3) below, such portion of expenditures as are not properly chargeable against income.

(3) Capital Expenditures.

(i) Replacements. If, during the Term of this Lease, Landlord shall replace any capital items or make any capital expenditures (collectively called “capital expenditures”) the total amount of which is not properly includible in Operating Costs for the Operating Year in which they were made, there shall nevertheless be included in such Operating Costs and in Operating Costs for each succeeding Operating Year the amount, if any, by which the Annual Charge-Off (determined as hereinafter provided) of such capital expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced) exceeds the Annual Charge-Off of the capital expenditure for the item being replaced.

(ii) New Capital Items. If a new capital item is acquired which does not replace another capital item which was worn out, has become obsolete, etc., then there shall be included in Operating Costs for each Operating Year in which and after such capital expenditure is made the Annual Charge-Off of such capital expenditure.

(iii) Annual Charge-Off. “Annual Charge-Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life, as hereinafter defined, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as hereinafter defined, where the initial principal balance is the cost of the capital item in question. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Building operating expenses including, without limitation, energy-related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the Annual Charge-Off of such capital expenditure computed as aforesaid, then and in such events, the Annual Charge-Off shall be increased to an amount equal to the Projected Annual Savings; and in such circumstances, the increased Annual Charge-Off (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the capital item in question, together with interest thereon at the Capital Interest Rate as aforesaid, in equal monthly payments, each in the amount of one-twelfth (1/12th) of the Projected Annual Savings, with such payments being applied first to interest and the balance to principal.

(iv) Useful Life. “Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

(v) Capital Interest Rate. “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(4) Specifically Included Categories of Operating Costs. Operating Costs shall include, but not be limited to, the following:

Taxes: Sales, Federal Social Security, Unemployment and Old Age Taxes and contributions and State Unemployment taxes and contributions accruing to and paid by the Landlord on account of all employees of Landlord and/or Landlord’s managing agent, who are employed in, about or on account of the Building and Land, except that taxes levied upon the net income of the Landlord and taxes withheld from employees, and “Taxes” as defined in Section 9.1(c) shall not be included herein.

Water: All charges and rates connected with water supplied to the Building and related sewer use charges but not including any charges for water or related sewer which are paid for directly to the utility by the user/tenant in the Building or to the extent which the user/tenant reimburses Landlord (other than as part of its payment of Operating Costs).

Heat and Air Conditioning: All charges connected with heat and air conditioning supplied to the Building but not including charges for after hours heat and air conditioning supplied to a particular tenant upon request and for which the user/tenant reimburses Landlord.

Wages: Wages and costs of all employee benefits, employment taxes, etc. of all employees of the Landlord and/or Landlord’s managing agent who are employed in, about or on account of the Building and Land.

Cleaning: The cost of labor (including third party janitorial contracts), supplies, tools and material for cleaning the Building and Land.

Elevator Maintenance: All expenses for or on account of the upkeep and maintenance of all elevators in the Building.

Management Fee: The cost of professional management of the Building and Land up to a maximum of three percent (3%).

Administrative Costs: The cost of office expense for the management of the Building and Land, including, without limitation, rent, business supplies and equipment.

Electricity: The cost of all electric current for the operation of any machine, appliance or device used for the operation of the Premises and the Building, including the cost of electric current for the elevators, lights, air conditioning and heating, Common Laboratory Facilitates, but not including electric current which is paid for directly to the utility by the user/tenant in the Building or for which the user/tenant reimburses Landlord. (If and so long as Tenant is billed directly by the electric utility for its own consumption as determined by its separate meter, or billed directly by Landlord as determined by a check meter, then Operating Costs shall include only Building and public area electric current consumption and not any demised Premises electric current consumption.) Wherever separate metering is unlawful, prohibited by utility company regulation or tariff or is otherwise impracticable, relevant consumption figures for the purposes of this Article 9 shall be determined by fair and reasonable allocations and engineering estimates made by Landlord.

Shared or Easement Costs: The Building’s share (as reasonably determined and allocated by the applicable agreement or Landlord) of: (i) the costs incurred by Landlord in operating, maintaining, repairing, insuring and paying real estate taxes upon any shared facilities (including, without limitation, the common facilities from time to time serving the Building and Land in common with other buildings or parcels of land), such as any accessways, sewer and other utility lines, amenities and the like; (ii) shuttle bus service (if and so long as Landlord shall provide the same); (iii) the actual or imputed cost of the space occupied by on-the-grounds building attendant(s) and related personnel and the cost of administrative and or service personnel whose duties are not limited solely to the Building and Land, as reasonably determined and allocated to the Building and Land by Landlord; and (iv) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners.

Ground Rent: Ground rent payments and other charges, if any, due pursuant to the Supplemental Parking Leases.

Insurance, etc.: Fire, casualty, liability, rent loss and such other insurance as may from time to time be required by lending institutions on first-class office buildings in the City or Town wherein the Building is located and all other expenses customarily incurred in connection with the operation and maintenance of first-class office buildings in the City or Town wherein the Building is located including, without limitation, insurance deductible amounts and rental costs associated with the Building’s management office.

(5) Gross-Up Provision. Notwithstanding the foregoing, in determining the amount of Operating Costs for any calendar year or any portion thereof falling within the Term, if less than ninety-five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, Operating Costs for such period shall be adjusted to equal the amount Operating Costs would have been for such period had occupancy been ninety-five percent (95%) throughout such period. The extrapolation of Operating Costs under this paragraph shall be performed by appropriately adjusting the cost of those components of Operating Costs that are impacted by changes in the occupancy of the Building.

9.2 Tax Share. Commencing as of the Rent Commencement Date and continuing thereafter with respect to each Tax Period occurring during the Term of the Lease, Tenant shall pay to Landlord, with respect to any Tax Period Tenant’s Proportionate Share of Taxes for such Tax Period, such amount being hereinafter referred to as “Tax Share”. Tax Share shall be due when billed by Landlord. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Tax Share, calculated by Landlord on the basis of the most recent Tax data or budget available. If the total of such monthly remittances on account of any Tax Period is greater than the actual Tax Share for such Tax Period, Landlord may credit the difference against the next installment of rental or other charges due to Landlord hereunder. If the total of such remittances is less than the actual Tax Share for such Tax Period, Tenant shall pay the difference to Landlord within fifteen (15) days of when billed therefor.

Appropriate credit against Tax Share shall be given for any refund obtained by reason of a reduction in any Taxes by the Assessors or the administrative, judicial or other governmental agency responsible therefor. The original computations, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Section 9.2 shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authorities. Expenditures for legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund may be charged against the tax refund before the adjustments are made for the Tax Period.

9.3 Operating Expense Share. Commencing as of the Term Commencement Date and continuing thereafter with respect to each Operating Year occurring during the Term of the Lease, Tenant shall pay to Landlord, with respect to any Operating Year, Tenant’s Proportionate Share of Operating Costs for such Operating Year, such sum being hereinafter referred to as “Operating Expense Share”. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Operating Expense Share, calculated by Landlord on the basis of the most recent Operating Costs data or budget available. If the total of such monthly remittances on account of any Operating Year is greater than the actual Operating Expense Share for such Operating Year, Landlord may credit the difference against the next installment of rent or other charges due to Landlord hereunder (or, if the Lease has expired, within a commercially reasonable period of time following the date on which Tenant has no outstanding obligations to Landlord, pay to Tenant said difference). If the total of such remittances is less than actual Operating Expense Share for such Operating Year, Tenant shall pay the difference to Landlord when billed therefor.

Tenant’s Tax Share and Operating Expense Share shall be included in “Additional Rent.”

9.4 Part Years. If the Term Commencement Date or the Termination Date occurs in the middle of an Operating Year or Tax Period, Tenant shall be liable for only that portion of the Operating Expense or Tax Share, as the case may be, in respect of such Operating Year or Tax Period represented by a fraction, the numerator of which is the number of days of the herein Term which falls within the Operating Year or Tax Period and the denominator of which is three hundred sixty-five (365), or the number of days in said Tax Period, as the case may be.

9.5 Effect of Taking. In the event of any taking of the Building or the land upon which it stands under circumstances whereby this Lease shall not terminate under the provisions of Article 20 then, Tenant’s Proportionate Share shall be adjusted appropriately to reflect the proportion of the Premises and/or the Building remaining after such taking.

9.6 Survival. Any obligations under this Article 9 which shall not have been paid at the expiration or sooner termination of the Term of this Lease shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

10.	CHANGES OR ALTERATIONS BY LANDLORD

Landlord reserves the right, exercisable by itself or its nominee, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to: (a) the Building (including the Premises) and the fixtures and equipment thereof, (b) the street entrances, halls, passages, elevators, escalators, and stairways of the Building, and (c) the Common Areas, and facilities located therein, as Landlord may deem necessary or desirable, and to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and/or the Common Areas, provided, however, that there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use and enjoyment of, the Premises by Tenant. Except in cases of emergency or apparent emergency, Landlord shall endeavor to provide Tenant with reasonable advance note (which notice may be verbal or by email) of any such planned change or alteration (or discontinuance, as described below) which is reasonably anticipated to have a material impact on

Tenant’s use of the Common Areas. Nothing contained in this Article 10 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority. Landlord reserves the right to adopt and at any time and from time to time to change the name or address of the Building. Neither this Lease nor any use by Tenant shall give Tenant any right or easement for the use of any door, passage, concourse, walkway or parking area within the Building or in the Common Areas, and the use of such doors, passages, concourses, walkways, parking areas and such conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligation of Tenant hereunder or incurring any liability to Tenant therefor, provided, however, that there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use of the Premises by Tenant.

If at any time any windows of the Premises are temporarily closed or temporarily darkened for any reason whatsoever including but not limited to, Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatements of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Without limiting the generality of the foregoing, Landlord shall not install any signs or window films (other than for purposes of energy conservation) or construct any structures that permanently block (in whole or in part) the windows of the Premises.

11.	FIXTURES, EQUIPMENT AND IMPROVEMENTS-REMOVAL BY TENANT

All fixtures, equipment, improvements and appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord at its expense or at the expense of Tenant (either or both) or by Tenant shall be and remain part of the Premises and shall not be removed by Tenant during or at the end of the Term unless Landlord otherwise elects to require Tenant to remove such fixtures, equipment, improvements and appurtenances, in accordance with Articles 12 and/or 22 of the Lease. All electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, HVAC enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, reverse osmosis and deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch shall be deemed to be included in such fixtures, equipment, improvements and appurtenances, whether or not attached to or built into the Premises. Where not built into the Premises, all removable electric fixtures, telephone, data and other communication cabling and equipment, carpets, drinking or tap water facilities, furniture, or trade fixtures or laboratory or business equipment or Tenant’s inventory or stock in trade shall not be deemed to be included in such fixtures, equipment, improvements and appurtenances and may be, and upon the request of Landlord will be removed by Tenant upon the condition that such removal shall not materially damage the Premises or the Building and that the cost of repairing any damage to the Premises or the Building arising from installation or such removal shall be paid by Tenant. In consideration of the covenants and agreements contained herein, and as a material consideration to Landlord for entering into this Lease, Tenant hereby unconditionally grants to Landlord a continuing security interest in and to and first lien on all personal property including but not limited to: Accounts, Accounts Receivable, Goods, Chattel Paper, Fixtures, General Intangibles, and Inventory (as those terms are defined in the Uniform Commercial Code enacted in the jurisdiction in which the Premises are situated (“UCC”) of Tenant located or left at the Premises and/or the Building, and any advance rent payment or other deposit, now in or hereafter delivered to or coming into the possession, custody or control of Landlord, by or for the account of Tenant, together with any increase in profits or proceeds from such property. The security interest granted to Landlord hereunder secures payment and performance of all obligations of Tenant under this Lease now or hereafter arising or existing, whether direct or indirect, absolute or contingent, or due or to become due. Tenant hereby waives any rights it may have under applicable law which are inconsistent with Landlord’s rights under this section. Landlord’s rights under this section are in addition to Landlord’s rights under Article 21. The covenants of this Section shall survive the expiration or earlier termination of the Term.

12.	ALTERATIONS AND IMPROVEMENTS BY TENANT

Tenant shall make no alterations, decorations, installations, removals, utility installations, repairs additions or improvements (sometimes referred to herein collectively to as “Alterations” or singly as an “Alteration”) in or to the Premises without Landlord’s prior written consent and unless made by contractors or mechanics approved by Landlord. No Alterations or work shall be undertaken or begun by Tenant until: (a) Landlord has approved written plans and specifications and a time schedule therefor; (b) Tenant has made provision for either written waivers of liens from all contractors, laborers and suppliers of materials for such Alterations or work, the filing of lien bonds on behalf of such contractors, laborers and suppliers, or other appropriate protective measures approved by Landlord; and (c) Tenant has procured appropriate surety payment and performance bonds. No amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord. Landlord’s consent and approval required under this Article 12 shall not be unreasonably withheld, conditioned or delayed. as to nonstructural Alterations (nonstructural Alterations being those that (X) do not adversely affect the Building’s structure, or roof, or exterior or the mechanical, electrical, plumbing, life safety or other Building systems or architectural design or use of the Building or Premises, (Y) do not lessen the fair market value of the Landlord’s Work, Tenant’s Work or the Premises or any other improvements on the Building or the Land, or (Z) do not adversely affect the LEED certifiability of the Building or any improvements therein or any LEED or similar certifications previously obtained with respect to the Building or any improvements therein). Notwithstanding the foregoing, Tenant shall be permitted to make non-structural, cosmetic Alterations to the Premises for which there is an estimate detailing a cost of $25,000.00 or less in the aggregate per project (as long as the actual cost of the project does not exceed $27,500.00) (the “Cosmetic Alterations”) without obtaining Landlord’s prior consent, provided that (i) Landlord has received prior written notice thereof, (ii) Landlord receives a reasonably detailed written statement from Tenant within thirty (30) days following the completion of such Cosmetic Alterations that detail the costs of such Cosmetic Alterations and document payment in full therefor, and (iii) such Cosmetic Alterations are otherwise performed in full compliance with the terms of this Lease, including, without limitation, this Section 12. Landlord’s approval is solely given for the benefit of Landlord and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of Tenant’s plans for any purpose whatsoever. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, appliances or equipment selected by Tenant in connection with any Alterations or work performed by or on behalf of Tenant in the Premises including, without limitation, furniture, carpeting, copiers, laser printers, computers and refrigerators. All Alterations made by Tenant shall be made in accordance with plans and specifications which have been approved in writing by the Landlord, pursuant to a duly issued permit, and in accordance with the provisions of Section 13(c) below, the provisions of this Lease and in a good and first-class workerlike manner using new materials of same or better quality as base building standard materials, finishes and colors, free of all liens and encumbrances. All such Alterations shall be done at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time designate. All Alterations shall be performed by a contractor or contractors selected by Tenant and approved in writing by Landlord. Tenant shall pay to Landlord a fee equal to three percent (3%) of the cost of any such Alterations other than Cosmetic Alterations to compensate Landlord for the overhead and other costs it incurs in reviewing the plans therefor and in monitoring the construction of the Alterations. If Tenant shall make any Alterations, then Landlord may elect to require the Tenant at the expiration or sooner termination of the Term of this Lease to restore the Premises to substantially the same condition as existed at the Term Commencement Date. Tenant shall pay, as an additional charge, the entire increase in real estate taxes on the Building which shall, at any time prior to or after the Term Commencement Date, result from or be attributable to any Alteration to the Premises made by or for the account of Tenant.

If, as a result of any Alterations made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other federal, state or local laws or regulations and such compliance requires Landlord to make any improvement or alteration to any portion of the Building or the Land, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any such Alteration by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.

Without limiting any of the terms hereof, Landlord will not be required to approve any Alteration requiring unusual expense to readapt the Premises to normal office and/or laboratory use on lease termination or increasing the cost of construction, insurance or Taxes on the Building or of Landlord’s services to the Premises, unless Tenant first gives assurance or security acceptable to Landlord that such re-adaptation will be made prior to such termination without expense to Landlord and makes provisions acceptable to Landlord for payment of such increased cost.

13.	TENANT’S CONTRACTORS-MECHANICS’ AND OTHER LIENS-STANDARD OF TENANT’S PERFORMANCE-COMPLIANCE WITH LAWS

Whenever Tenant shall make any Alterations in or to the Premises – whether such work be done prior to or after the Term Commencement Date – Tenant will strictly observe the following covenants and agreements:

(a) Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof.

(b) In no event shall any material or equipment be incorporated in or added to the Premises, so as to become a fixture or otherwise a part of the Building, in connection with any such Alteration which is subject to any lien, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any security interest or any form of title retention agreement. No installations or work shall be undertaken or begun by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors, laborers and suppliers of materials for such installations or work, and taken other appropriate protective measures approved by Landlord; and (ii) Tenant has procured appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors, laborers and suppliers. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise. If Tenant fails so to discharge any lien, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for any expense or cost incurred by Landlord in so doing within fifteen (15) days after rendition of a bill therefor.

(c) All installations or work done by Tenant shall be at its own expense and shall at all times comply with (i) laws, rules, orders and regulations of governmental authorities having jurisdiction thereof; (ii) orders, rules and regulations of any Board of Fire Underwriters, or any other body hereafter constituted exercising similar functions, and governing insurance rating bureaus; (iii) Rules and Regulations of Landlord; and (iv) plans and specifications prepared by and at the expense of Tenant theretofore submitted to and approved by Landlord.

(d) Tenant shall procure and deliver to Landlord copies of all necessary permits before undertaking any work in the Premises; do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and defend, save harmless, exonerate and indemnify Landlord from all injury, loss or damage to any person or property occasioned by or growing out of such work. Tenant shall cause contractors employed by Tenant to carry Worker’s Compensation Insurance in accordance with statutory requirements, Automobile Liability Insurance and, naming Landlord as an additional insured, Builder’s Risk insurance, Commercial General Liability Insurance covering such contractors on or about the Premises in the amounts stated in Article 15 hereof or in such other reasonable amounts as Landlord shall require and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.

14.	REPAIRS BY TENANT-FLOOR LOAD

14.1 Repairs by Tenant. Tenant shall keep all and singular the Premises neat and clean (including periodic rug shampoo and waxing of tiled floors and cleaning of blinds and drapes) and in such repair, order and condition as the same are in on the Term Commencement Date or may be put in during the Term hereof, reasonable use and wearing thereof and damage by fire or by other casualty excepted. For purposes of this Lease, the terms “reasonable use and wearing” and “ordinary wear and use” (as referred to in Article 22 herein) and terms of similar meaning constitute that normal, gradual deterioration which occurs due to aging and ordinary use of the Premises despite reasonable and timely maintenance and repair, but in no event shall the aforementioned terms excuse Tenant from its duty to keep the Premises in good maintenance and repair or otherwise usable, serviceable and tenantable as required in the Lease. Tenant shall be solely responsible for the proper maintenance of all equipment and appliances operated by Tenant, including, without limitation, all refrigerators and specialty and/or laboratory equipment. Tenant shall make, as and when needed as a result of misuse by, or neglect or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, invitees, or licensees or otherwise, all repairs in and about the Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work. Landlord may elect, at the expense of Tenant, to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, or licensees.

14.2 Floor Load-Heavy Machinery. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Landlord reserves the reasonable right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter, or fixtures into or out of the Building without Landlord’s prior written consent. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Proper placement of all such business machines, etc., in the Premises shall be Tenant’s responsibility.

15.	INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION

15.1 General Liability Insurance. During the Term of this Lease, Tenant shall procure, and keep in force and pay for:

(a) Commercial General Liability Insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time Tenant and/or its contractors enter the Premises in accordance with Article 4 of this Lease, of not less than Five Million ($5,000,000) Dollars in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence, and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. Landlord may from time to time during the Term reasonably increase the coverages required of Tenant hereunder to that customarily carried in the area in which the Premises are located on property similar to the Premises.

(b) Workers’ Compensation in amounts required by the State in which the Building is located and Employer’s Liability insurance in the amount of $3,000,000.00 per occurrence.

(c) So called loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all peril commonly insured against by prudent lessees in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.

(d) So called “Special Form” insurance coverage for all of its contents, furniture, furnishings, equipment, improvements, fixtures and personal property located at the Premises providing protection in an amount equal to one hundred percent (100%) of the replacement cost basis of said items. If this Lease is terminated as the result of a casualty in accordance with Article 18, the proceeds of said insurance attributable to the replacement of all tenant improvements (including, without limitation, the Leasehold Improvement Work and Tenant’s Work) installed at the Premises by Landlord or at Landlord’s cost shall be paid to Landlord.

(e) Automobile liability insurance covering owned, non-owned and hired vehicles in an amount not less than a combined single limit of $1,000,000.00 combined single limit.

(f) Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself.

15.2 Certificates of Insurance. Such insurance shall be effected with insurers approved by Landlord, authorized to do business in the State wherein the Building is situated under valid and enforceable policies wherein Tenant names Landlord, Landlord’s managing agent and Landlord’s Mortgagees as additional insureds. Such insurance shall provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. On or before the time Tenant and/or its contractors enter the Premises in accordance with Articles 4 and 14 of this Lease and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, original copies of the policies provided for in Section 15.1 issued by the respective insurers, or certificates of such policies setting forth in full the provisions thereof and issued by such insurers together with evidence satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord and certificates as aforesaid of such policies shall upon request of Landlord, be delivered by Tenant to the holder of any mortgage affecting the Premises.

15.3 General. Tenant will save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority arising from the Tenant’s breach of the Lease or:

(a) On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring on the Premises on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever (except to the extent the same is caused by the negligence of Landlord, its agents, contractors or employees, but subject to Tenant’s insurance requirements hereunder, and Articles 15 and 19 hereof);

(b) On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring elsewhere (other than on the Premises) in or about the Building, Common Areas or Land (and, in particular, without limiting the generality of the foregoing, on or about the elevators, stairways, public corridors, sidewalks, concourses, arcades, parking areas and facilities, malls, galleries, approaches, areaways, roof, or other appurtenances and facilities used in connection with the Building, Land or Premises) arising out of the use or occupancy of the Building or Premises by the Tenant, or by any person claiming by, through or under Tenant, or on account of or based upon the act, omission, fault, negligence or misconduct of Tenant, its agents, employees or contractors (to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c.186 §15), but subject to Tenant’s insurance requirements hereunder, and Articles 15 and 19 hereof);

(c) On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Landlord or its contractors, or agents or employees of either) on the Premises during the Term of this Lease and during the period of time, if any, prior to the Term Commencement Date that Tenant may have been given access to the Premises; and

(d) Tenant’s obligations under this Section 15.3 shall be insured either under the Commercial General Liability Insurance required under Section 15.1, above, or by a contractual insurance rider or other coverage; and certificates of insurance in respect thereof shall be provided by Tenant to Landlord upon request.

15.4 Property of Tenant. In addition to and not in limitation of the foregoing, Tenant covenants and agrees that, to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186 §15), but subject to Tenant’s insurance requirements hereunder, and Articles 15 and 19 hereof, all merchandise, furniture, fixtures and property, inventory, research, experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or Building, in the public corridors, or on the sidewalks, areaways and approaches adjacent thereto, and any income derived or derivable therefrom, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord.

15.5 Bursting of Pipes, etc. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or subsurface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, to the maximum extent this agreement may be made effective according to law (including the limitations set forth in M.G.L. c. 186 §15), but subject to Tenant’s insurance requirements hereunder, and Section 15 and Article 19 hereof, and then only after (a) notice to Landlord of the condition claimed to constitute negligence and (b) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having taken all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. In no event shall Landlord be liable for any loss, the risk of which is covered by Tenant’s insurance or is required to be so covered by this Lease; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building.

15.6 Repairs and Alterations-No Diminution of Rental Value. Except as otherwise expressly provided in Section 8.8 and Article 18, there shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to Tenant arising from any repairs, alterations, additions, replacements or improvements made by Landlord, or any related work, Tenant or others in or to any portion of the Building or Premises or any property adjoining the Building, or in or to fixtures, appurtenances, or equipment thereof, or for failure of Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building, or of the Premises, or in or to the fixtures, appurtenances or equipment thereof.

16.	ASSIGNMENT, MORTGAGING AND SUBLETTING

16.1 Generally.

(a) Notwithstanding any other provisions of this Lease, Tenant covenants and agrees that it will not assign this Lease or sublet (which term, without limitation, shall include the granting of any concessions, licenses, occupancy rights, management arrangements and the like) the whole or any part of the Premises to anyone, other than a Permitted Transferee (as defined in and in accordance with Section 16.3(c), below, for which cases, Section 16.3(b), below, is inapplicable) without, in each instance, having first received the express, written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. A change in Tenant’s name shall not constitute an assignment or sublease hereunder, provided Tenant notifies Landlord in writing of such name change prior to making such change. Tenant shall not collaterally assign this Lease (or any portion thereof) or permit any assignment of this Lease by mortgage, other encumbrance or operation of law.

(b) Without limitation, it shall not be unreasonable for Landlord to withhold such approval from any assignment or subletting where, in Landlord’s opinion: (i) the proposed assignee or sublessee does not have a financial standing and credit rating reasonably acceptable to Landlord; (ii) the proposed assignee or sublessee does not have a good reputation in the community; (iii) the business in which the proposed assignee or sublessee is engaged could detract from the Building, its value or the costs of ownership thereof; (iv) the rent to be paid by any proposed sublessee is less than the then current fair market rent; (v) the proposed sublessee or assignee is a current tenant or a prospective tenant (meaning such tenant has been shown space or has been presented with or has made an offer to lease space within the preceding twelve (12) months) of the Building and Landlord has or will have space suitable to such proposed transferee’s needs available within such proposed transferee’s timeline; (vi) the use of the Premises by any sublessee or assignee (even though a permitted use hereunder) violates any exclusive use or other use restriction granted by Landlord in any other lease or would otherwise cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (vii) if such assignment or subleasing is not approved of by the holder of any mortgage on the Building or Land (if such approval is required); (viii) a proposed assignee’s or subtenant’s business will impose a burden on the Common Areas or other facilities serving the Building or the Land that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (ix) any guarantor of this Lease refuses to consent to the proposed transfer or to execute a written agreement reaffirming the guaranty; (x) Tenant is in default of any of its obligations under the Lease at the time of the request or at the time of the proposed assignment or sublease; (xi) if requested by Landlord, the assignee or subtenant refuses to sign a non-disturbance and attornment agreement in favor of Landlord’s lender; (xii) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (xiii) the assignee or subtenant is involved in a business which is not in keeping with the then current standards of the Building; (xiv) the assignment or sublease will result in there being more than one (1) subtenant of the Premises; or (xv) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency. Landlord may condition its consent upon such assignee or sublessee depositing with Landlord such additional security as Landlord may reasonably require to assure the performance and observance of the obligations of such party to Landlord. In no event, however, shall Tenant assign this Lease or sublet the whole or any part of the Premises to a proposed assignee or sublessee which has been judicially declared bankrupt or insolvent according to law, or with respect to which an assignment has been made of property for the benefit of creditors, or with respect to which a receiver, guardian, conservator, trustee in involuntary bankruptcy or similar officer has been appointed to take charge of all or any substantial part of the proposed assignee’s or sublessee’s property by a court of competent jurisdiction, or with respect to which a petition has been filed for reorganization under any provisions of the Bankruptcy Code now or hereafter enacted, or if a proposed assignee or sublessee has filed a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts.

(c) Any request by Tenant for such consent shall set forth or be accompanied by, in detail reasonably satisfactory to Landlord, the identification of the proposed assignee or sublessee, its financial condition, a list of Hazardous Materials (as defined below), certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in or about the Premises, the nature of the proposed assignee’s or sublessee’s business, their proposed use of the Premises and their business experience in the uses thereof and the terms on which the proposed assignment or subletting is to be made, including, without limitation, a signed copy of all assignment and sublease documents, and clearly stating the rent or any other consideration to be paid in respect thereto, certificates of good standing (or certificates of qualification to do business in the Commonwealth if such proposed assignee or sublessee is a foreign entity) of the proposed assignee or sublessee issued by the Secretary of the Commonwealth of Massachusetts; and such request shall be treated as Tenant’s warranty in respect of the information submitted therewith. Tenant’s request shall not be deemed complete or submitted until all of the foregoing information has been received by Landlord. Landlord shall respond to such request for consent within sixty (60) days following Landlord’s receipt of all information, documentation and security required by Landlord with respect to such proposed sublease or assignment.

(d) Reserved.

(e) The foregoing restrictions shall be binding on any assignee or sublessee to which Landlord has consented, provided, notwithstanding anything else contained in this Lease, Landlord’s consent to any further assignment, subleasing or any sub-subleasing by any approved assignee or sublessee may be withheld by Landlord at Landlord’s sole and absolute discretion.

(f) Consent by Landlord to any assignment or subleasing shall not include consent to the assignment or transferring of any lease renewal, extension or other option, first offer, first refusal or other rights granted hereunder, or any special privileges or extra services granted to tenant by separate agreement (written or oral), or by addendum or amendment of the Lease.

(g) In the case of any assignment of this Lease or subletting of the Premises, the Tenant named herein shall be and remain fully and primarily liable for the obligations of Tenant hereunder, notwithstanding such assignment or subletting, including, without limitation, the obligation to pay the Yearly Rent and other amounts provided under this Lease, and the Tenant shall be deemed to have waived all suretyship defenses.

(h) In addition to the foregoing, it shall be a condition of the validity of any such assignment or subletting that the assignee or sublessee agrees directly with Landlord, in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder, including, without limitation, the obligation to pay Yearly Rent and other amounts provided for under this Lease, the covenant regarding use and the covenant against further assignment and subletting, and that any sublessee or assignee agree it will not breach, or cause Landlord to breach, any of the provisions of the Supplemental Parking Lease(s).

16.2 Reimbursement, Recapture and Excess Rent.

(a) Tenant shall, upon demand, reimburse Landlord for the reasonable fees and expenses (including legal and administrative fees and costs) incurred by Landlord in processing any request to assign this Lease or to sublet all or any portion of the Premises, whether or not Landlord agrees thereto, and if Tenant shall fail promptly so to reimburse Landlord, the same shall be a default in Tenant’s monetary obligations under this Lease subject to the Monetary Grace Period, if applicable, set forth in Section 21.7 below.

(b) If Tenant requests Landlord’s consent to assign this Lease or sublet (or otherwise grant occupancy rights in and to) any portion of the Premises, Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30) days after Landlord’s receipt of Tenant’s completed request, to terminate this Lease as of the date specified in such notice, which shall not be less than thirty (30) nor more than one hundred twenty (120) days after the date of such notice, as to the entire Premises in the case of a proposed assignment or subletting of the whole Premises, and as to the portion of the Premises to be sublet in the case of a subletting of a portion. In the event of termination in respect of a portion of the Premises, the portion so eliminated shall be delivered to Landlord on the date specified in good order and condition in the manner provided in this Lease at the end of the Term and thereafter, to the extent necessary in Landlord’s judgment, Landlord, at its own cost and expense, may have access to and may make modification to the Premises (or portion thereof) so as to make such portion a self-contained rental unit with access to common areas, elevators and the like. Yearly Rent and the rentable floor area of the Premises (and any calculations based thereon) shall be adjusted according to the extent of the Premises for which the Lease is terminated.

(c) Without limitation of the rights of Landlord hereunder in respect thereto, if there is any assignment of this Lease by Tenant for consideration or a subletting of the whole of the Premises by Tenant at a rent which exceeds the rent payable hereunder by Tenant, or if there is a subletting of a portion of the Premises by Tenant at a rent in excess of the subleased portion’s pro rata share of the rent payable hereunder by Tenant, then Tenant shall pay to Landlord, as Additional Rent, forthwith upon Tenant’s receipt of, in the case of an assignment, fifty percent (50%) of the consideration (or the cash equivalent thereof) therefor and in the case of a subletting, fifty percent (50%) of any such excess rent. For the purposes of this subsection, the term “rent” shall mean all Yearly Rent, Additional Rent or other payments and/or consideration payable by one party to another for the use and occupancy of all or a portion of the Premises including, without limitation, key money, or bonus money paid by the assignee or subtenant to Tenant in connection with such transaction and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant in connection with any such transaction, but shall exclude any separate payments by Tenant for reasonable attorney’s fees and broker’s commissions in connection with such assignment or subletting.

(d) Notwithstanding anything contained in this Article 16, Landlord will have the right to (i) negotiate directly with any proposed assignee or sublessee of Tenant, and (ii) enter into a direct lease with any proposed assignee or sublessee of Tenant for any space in the Building, including the space covered by the proposed sublease or assignment, on such terms and conditions as are mutually acceptable to the proposed assignee or sublessee.

(e) The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. In the event Tenant shall default in the performance of its obligations under this Lease or Landlord terminates this Lease by reason of a default of Tenant, Landlord at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

16.3 Certain Transfers.

(a) The provisions of this Section 16.3(a) shall not be applicable so long as the Tenant is a corporation, the outstanding voting stock of which is listed on a recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another corporation, the voting stock of which is so listed. If at any time Tenant’s interest in this Lease is held by a corporation, trust, partnership, limited liability company or other entity, the transfer of more than twenty-five percent (25%) (or such lesser percentage which results in a change in the control of Tenant) of the voting stock, beneficial interests, partnership interests, membership interests or other ownership interests therein (whether at one time or in the aggregate) shall be deemed an assignment of this Lease, and shall require Landlord’s prior written consent, which consent shall not unreasonably with withheld, delayed or conditioned provided, however, it shall not be unreasonable for Landlord to withhold such approval for any of the reasons set forth in Section 16.1(b).

(b) To enable Landlord to determine the ownership of Tenant, Tenant agrees to furnish to Landlord, from time to time promptly after Landlord’s request therefor, (i) if the first sentence of subsection 16.3(a) is applicable, proof of listing on a recognized security exchange, or (ii) if the first sentence of subsection 16.3(a) is not applicable, an accurate and complete listing of the holders of its stock, beneficial interests, partnership interests, membership interests or other ownership interests therein as of such request and as of the date of this Lease. Landlord shall use reasonable efforts to keep confidential any information received by Landlord pursuant to this Section 16.3(b), provided, however, that Landlord shall have the right to disclose any such information to existing or prospective mortgagees, or prospective purchasers of the Building.

(c) Notwithstanding any other provision of this Section, transactions with an entity (a “Permitted Transferee”) (i) into or with which Tenant is merged or consolidated, (ii) to which substantially all of Tenant’s assets are transferred as a going concern, or (iii) which controls or is controlled by Tenant or is under common control with Tenant, shall not be deemed to be an assignment or subletting within the meaning of this Section, provided that in any of such events (i.e., (i), (ii) or (iii)) (1) Landlord receives prior written notice of any such transactions, (2) the assignee or subtenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting, (3) in no event shall Tenant be released from its obligations under this Lease, (4) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, and (5) the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, will not result in a reduction of the “Net Worth” of Tenant as hereinafter defined, by an amount equal to such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater. “Net Worth” of Tenant for purposes of this section shall be the tangible net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied.

17.	MISCELLANEOUS COVENANTS

Tenant covenants and agrees as follows:

17.1 Rules and Regulations. Tenant will faithfully observe and comply with the Rules and Regulations, if any, annexed hereto, including without limitation the current Rules and Regulations, a copy of which are attached hereto as Exhibit 5 and such other and further reasonable Rules and Regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant, which in the reasonable judgment of Landlord shall be necessary for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building, provided, however, that in the case of any conflict between the provisions of this

Lease and any such regulations, the provisions of this Lease shall control, and provided further that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant or such other tenant’s servants, employees, agents, contractors, visitors, invitees or licensees.

17.2 Access to Premises-Shoring. Tenant shall: (a) permit Landlord to erect, use and maintain pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance or function thereof; (b) upon reasonable prior oral notice (except that no notice shall be required in emergency or apparent emergency situations), permit Landlord and any mortgagee of the Building or the Building and Land or of the interest of Landlord therein, and any lessor under any ground or underlying lease, and their representatives, to have free and unrestricted access to and to enter upon the Premises at all reasonable hours for the purposes of inspection or of making repairs, replacements or improvements in or to the Premises or the Building or equipment (including, without limitation, sanitary, electrical, heating, air conditioning or other systems) or of complying with all Legal Requirements or of exercising any right reserved to Landlord by this Lease (including the right during the progress of any such repairs, replacements or improvements or while performing work and furnishing materials in connection with compliance with any such laws, orders or requirements to take upon or through, or to keep and store within, the Premises all necessary materials, tools and equipment); and (c) permit Landlord, at reasonable times, to show the Premises during ordinary business hours to any existing or prospective mortgagee, ground lessor, space lessee, purchaser, or assignee of any mortgage, of the Building or of the Building and the land or of the interest of Landlord therein, and during the period of twelve (12) months next preceding the Termination Date to any person contemplating the leasing of the Premises or any part thereof. If, during the last month of the term, Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may enter and alter, renovate and redecorate the Premises, without elimination or abatement of rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease. Tenant shall have the right to accompany Landlord, its personnel and any individuals brought onto the Premises by Landlord while such individuals are on the Premises; provided that Tenant’s failure to make any person available to accompany Landlord shall not prevent or delay Landlord’s entry into the Premises. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease. Provided that Landlord shall incur no additional expense thereby, Landlord shall exercise its rights of access to the Premises permitted under any of the terms and provisions of this Lease in such manner as to minimize to the extent practicable interference with Tenant’s use and occupation of the Premises. If an excavation shall be made upon land adjacent to the Premises or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage and to support the same by proper foundations without any claims for damages or indemnity against Landlord, or diminution or abatement of rent.

17.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Articles 18 and 20, and subject to Tenant’s obligations in Article 14, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but if such damage or defective condition was caused by Tenant or by the employees, licensees, contractors or invitees of Tenant, the cost to remedy the same shall be paid by Tenant. In addition, all reasonable costs incurred by Landlord in connection with the investigation of any notice given by Tenant shall be paid by Tenant if the reported damage or defective condition was caused by Tenant or by the employees, licensees, contractors, or invitees of Tenant.

17.4 Signs, Blinds and Drapes. Tenant shall put no signs in any part of the Building; provided however, that Tenant may, at Tenant’s sole cost and expense, put signage on the main Premises entry door conditioned upon Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed provided such signage is consistent with Building standards). Notwithstanding the foregoing, Tenant shall be entitled, at no cost to Tenant, to have its name inserted in the Building directory and installed in the common lobby of any multi-tenanted floors on which the Premises is located in accordance with Building standard suite signage specifications; provided, however, changes to such signage required by changes in Tenant’s name or as the result of a transfer in accordance with Article 16 above, shall be at Tenant’s sole cost and expense. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building, nor may the building standard drapes or blinds be removed by Tenant. Tenant may hang its own drapes, provided that they shall not in any way interfere with the building standard drapery or blinds or be visible from the exterior of the Building and that such drapes are so hung and installed that when drawn, the building standard drapery or blinds are automatically also drawn. Any signs or lettering in the public corridors or on the doors shall conform to Landlord’s building standard design. Neither Landlord’s name, nor the name of the Building or project of which the Building is a part, or the name of any other structure erected therein shall be used without Landlord’s consent in any advertising material (except on business stationery or as an address in advertising matter), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner.

17.5 Estoppel Certificate and Financial Statements. Tenant shall at any time and from time to time upon not less than ten (10) days’ prior notice by Landlord to Tenant, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Yearly Rent and other charges have been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of the Building and the land or of any interest of Landlord therein, any mortgagee or prospective mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence in respect of any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sale and the like. Tenant hereby appoints Landlord Tenant’s attorney-in-fact in its name and behalf to execute such statement if Tenant shall fail to execute a mutually acceptable statement within such ten (10) day period. Within 120 days after the end of Tenant’s fiscal years during the Term of this Lease, and subject to the execution by Landlord of a confidentiality agreement mutually and reasonably acceptable to both Tenant and Landlord, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual, quarterly and monthly financial statements, audited if available (if such audited financial statement is not available, such unaudited financial statement may be certified by an officer (vice president or higher) of Tenant). The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied (except, with respect to any unaudited finanical statements, for the absence of footnotes that result from audit adjustments). The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building and/or Land. The foregoing obligation for Tenant to provide Landlord with Tenant’s financial statements shall be suspended during any periods of time when Tenant is subject to the public reporting requirements of the Securities Act of 1934, as amended.

17.6 Prohibited Materials and Property. Tenant shall not bring or permit to be brought or kept in or on the Premises or elsewhere in the Building (a) any inflammable, combustible or explosive fluid, material, chemical or substance including, without limitation, any hazardous substances as defined under M.G.L c. 21E, the Federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 USC 89601 et seq., as amended, under Section 3001 of the Federal Resource Conservation and recovery Act of 1976, as amended, or under any regulation of any governmental authority regulation environmental or health matters (except for standard office supplies stored in proper containers), (b) any materials, appliances or equipment (including, without limitation, materials, appliances and equipment selected by Tenant for the construction or other preparation of the Premises and furniture and carpeting) which pose any danger to life, safety or health or may cause damage, injury or death, (c) any unique, unusually valuable, rare or exotic property, work of art or the like unless the same is fully insured under all-risk coverage, or (d) any data processing, electronic, optical or other equipment or property of a delicate, fragile or vulnerable nature unless the same are housed, shielded and protected against harm and damage, whether by cleaning or maintenance personnel, radiations or emanations from other equipment now or hereafter installed in the Building, or otherwise. Nor shall Tenant cause or permit any potentially harmful air emissions, odors of cooking or other processes, or any unusual or other objectionable odors or emissions to emanate from or permeate the Premises.

17.7 Requirements of Law-Fines and Penalties. Tenant at its sole expense shall comply with all laws, rules, orders and regulations, including, without limitation, all energy-related requirements, of Federal, State, County and Municipal Authorities and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to or arising out of Tenant’s use or occupancy of the Premises; provided however, that the foregoing shall not limit Landlord’s obligation to comply with all laws, rules, order and regulations, in force, effect, and applicable, in the performance of Landlord’s Work. Tenant shall reimburse and compensate Landlord for all expenditures made by, or damages or fines sustained or incurred by, Landlord due to nonperformance or noncompliance with or breach or failure to observe any item, covenant, or condition of this Lease upon Tenant’s part to be kept, observed, performed or complied with. If Tenant receives notice of any violation of law, ordinance, order or regulation applicable to the Premises, it shall give prompt notice thereof to Landlord.

17.8 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit to be done any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Tenant at its own expense shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters, or any other similar body having jurisdiction, and shall not (a) do, or permit anything to be done, in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the Fire Department, Board of Underwriters, Fire Insurance Rating Organization, or other authority having jurisdiction, and then only in such quantity and manner of storage as will not increase the rate for any insurance applicable to the Building, or (b) use the Premises in a manner which shall increase such insurance rates on the Building, or on property located therein, over that applicable when Tenant first took occupancy of the Premises hereunder. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, the Tenant shall reimburse Landlord for that part of any insurance premiums thereafter paid by Landlord, which shall have been charged because of such failure by Tenant.

17.9 Miscellaneous. Tenant shall not suffer or permit the Premises or any fixtures, equipment or utilities therein or serving the same, to be overloaded, damaged or defaced, nor permit any hole to be drilled or made in any part thereof. Tenant shall not suffer or permit any employee, contractor, business invitee or visitor to violate any covenant, agreement or obligations of the Tenant under this Lease.

18.	DAMAGE BY FIRE, ETC.

(a) If the Premises or the Building are damaged in whole or in part by any fire or other casualty (a “casualty”), the Tenant shall immediately give notice thereof to the Landlord. Unless this Lease is terminated as provided herein, the Landlord, at its own expense (except for any insurance deductibles, which shall be deemed Operating Costs), and proceeding with due diligence and all reasonable dispatch, but subject to delays related to any event(s) of Force Majeure, shall repair and reconstruct the same so as to restore the Premises (but not the Leasehold Improvement Work, Tenant’s Work or any other Alterations made by or for Tenant or any trade fixtures, equipment or personal property of Tenant) to substantially the same condition they were in prior to the casualty, subject to zoning, building and other laws then in effect. Notwithstanding the foregoing, in no event shall Landlord be obligated either to repair or rebuild if the damage or destruction results from an uninsured casualty or if the costs of such repairing or rebuilding exceeds the amount of the insurance proceeds (net of all costs and expenses incurred in obtaining same) received by Landlord on account thereof. Except as expressly set forth in Section 18(c), below, Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

(b) Landlord shall, within sixty (60) days after the occurrence of a casualty, provide Tenant with a good faith estimate of the time required to repair the damage to the Premises or the Building, as provided herein; if such estimate is for a period of more than two hundred seventy (270) days from the occurrence of the casualty (or during the last eighteen (18) months of the term, for a period of more than ninety (90) days), the Premises shall be deemed “substantially damaged”. If the Premises or the Building are substantially damaged, Landlord may elect to terminate this Lease by giving Tenant written notice of such termination within sixty (60) days of the date of such casualty; and if the Premises or the Building are substantially damaged, and if as a result the Premises are rendered completely untenantable or inaccessible for the uses permitted under this Lease, then Tenant may terminate this Lease by giving Landlord written notice of such termination within sixty (60) days of the date of such casualty.

(c) For so long as such damage results in material interference with the operation of Tenant’s use of the Premises which material interference causes Tenant to be unable to use the Premises, the Yearly Rent payable by Tenant shall abate or be reduced proportionately for the period, commencing on the day following such material interference and continuing until the Premises has been substantially restored. Notwithstanding the foregoing, to the extent such casualty was due to the fault or neglect of Tenant or Tenant’s employees, contractors, invitees or agents, such abatement or reduction shall be made only if and to the extent of any proceeds of rental interruption insurance actually received by Landlord and allocated to the Premises.

(d) If the Premises are damaged by a casualty, and the Lease is not terminated as provided herein, the Tenant, at its own expense, and proceeding with all reasonable dispatch, shall repair and reconstruct all of the Leasehold Improvement Work, Tenant’s Work and the other Alterations made to the Premises by or for Tenant, including and any trade fixtures, equipment or personal property of Tenant which shall have been damaged or destroyed.

19.	WAIVER OF SUBROGATION

In any case in which Tenant shall be obligated to pay to Landlord any loss, cost, damage, liability, or expense suffered or incurred by Landlord, Landlord shall allow to Tenant as an offset against the amount thereof (i) the net proceeds of any insurance collected by Landlord for or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate or prejudice the policy or policies under which such proceeds were payable, and (ii) if such loss, cost, damage, liability or expense shall have been caused by a peril against which Landlord has agreed to procure insurance coverage under the terms of this Lease, the amount of such insurance coverage, whether or not actually procured by Landlord.

In any case in which Landlord or Landlord’s managing agent shall be obligated to pay to Tenant any loss, cost, damage, liability or expense suffered or incurred by Tenant, Tenant shall allow to Landlord or Landlord’s managing agent, as the case may be, as an offset against the amount thereof (i) the net proceeds of any insurance collected by Tenant for or on account of such loss, cost, damage, liability, or expense, provided that the allowance of such offset does not invalidate the policy or policies under which such proceeds were payable and (ii) the amount of any loss, cost, damage, liability or expense caused by a peril covered by fire insurance with the broadest form of property insurance generally available on property in buildings of the type of the Building, whether or not actually procured by Tenant.

The parties hereto shall each procure an appropriate clause in, or endorsement on, any property insurance policy covering the Premises and the Building and personal property, fixtures and equipment located thereon and therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery in favor of either party, its respective agents or employees. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its agents or employees for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

20.	CONDEMNATION-EMINENT DOMAIN

(a) In the event of any condemnation or taking in any manner for public or quasi-public use, which shall be deemed to include a voluntary conveyance in lieu of a taking (a “taking”) of the whole of the Building, this Lease shall forthwith terminate as of the date when Tenant is required to vacate the Premises.

(b) Unless this Lease is terminated as provided herein, the Landlord, at its own expense, and proceeding with due diligence and all reasonable dispatch, but subject to delays beyond the reasonable control of Landlord, shall restore the remaining portion of the Premises (but not the Leasehold Improvement Work, Tenant’s Work or any other Alterations made by or for Tenant, or any trade fixtures, equipment or personal property of Tenant) and the necessary portions of the Building as nearly as practicable to the same condition as it was prior to such taking, subject to zoning and building laws then in effect. Notwithstanding the foregoing, Landlord’s obligation to restore the remaining portion of the Premises shall be limited to the extent of the condemnation proceeds (net of all costs and expenses incurred in connection with same) received by Landlord on account thereof. Except as expressly set forth in Section 20(c), below, Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in restoring the Premises.

(c) In the event that only a part of the Premises or the Building shall be taken, then, if such taking is a substantial taking (as hereinafter defined), either Landlord or Tenant may by delivery of notice in writing to the other within sixty (60) days following the date on which Landlord’s title has been divested by such authority, terminate this Lease, effective as of the date when Tenant is required to vacate any portion of the Premises or appurtenant rights. A “substantial taking” shall mean a taking which: (i) requires restoration and repair of the remaining portion of the Building that cannot in the ordinary course be reasonably expected to be repaired within one hundred eighty (180) days; (ii) results in the loss of reasonable access to the Premises for more than one hundred eighty (180) days; or (iii) results in the loss of more than twenty-five percent (25%) of the rentable floor area of the Premises.

(d) If this Lease is not terminated as aforesaid, then this Lease shall continue in full force and effect, provided if as a result of which there is material interference with the operation of Tenant’s use of the Premises, then the Yearly Rent and Additional Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

(e) Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building and Land, and the leasehold interest hereby created (including any award made for the value of the estate vested by this Lease in Tenant), and to compensation accrued or hereafter to accrue by reason of such taking, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign, to Landlord all rights to such damages of compensation other than any portion of such damages of compensation that are attributable to (i) Alterations made by or for Tenant which both (x) were not paid for in whole or in part by Landlord, including, without limitation, by way of the Allowances and (y) are to be removed by Tenant upon the expiration or early termination of this Lease (collectively, “Excepted Alterations”), or (ii) any trade fixtures, equipment or personal property of Tenant. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a separate claim for the value of any Excepted Alterations or any trade fixtures, equipment or personal property of Tenant and for relocation expenses and business losses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

Any dispute between the parties relating to the provisions or obligations in this Article 20 shall be submitted to arbitration pursuant to Article 29.5 hereof.

21.	DEFAULT

21.1 Conditions of Limitation-Re-Entry-Termination. This Lease and the herein Term and estate are, upon the condition that if (a) subject to Section 21.7, Tenant shall neglect or fail to perform or observe any of the Tenant’s covenants or agreements herein, including (without limitation) the covenants or agreements with regard to the payment when due of rent, additional charges, reimbursement for increase in Landlord’s costs, or any other charge payable by Tenant to Landlord (all of which shall be considered as part of Yearly Rent for the purposes of invoking Landlord’s statutory or other rights and remedies in respect of payment defaults); or (b) Tenant shall vacate, desert or abandon the Premises or the same shall become, or shall appear to have become, vacant (whether or not the keys shall have been surrendered or the rent shall have been paid); or (c) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors; or (d) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors, or (e) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder; or (f) any judgment, final beyond appeal or any lien, attachment or the like shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or filing, as the case may be; or (g) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter; or (h) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property and such appointment shall not be vacated within thirty (30) days; or (i) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or (j) any event shall occur or any contingency shall arise whereby this Lease, or the Term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 16 hereof—then, and in any such event Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of rent or other charges due hereunder or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Termination Date as stated in Section 3.2. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, forcibly if necessary, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same as of its former estate; and expel Tenant and those claiming under Tenant. Wherever “Tenant “ is used in subdivisions (c), (d), (e), (f), (g), (h) and (i) of this Article 21.1, it shall be deemed to include any one of (i) any corporation of which Tenant is a controlled subsidiary and (ii) any guarantor of any of Tenant’s obligations under this Lease. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

21.2 Intentionally Omitted.

21.3 Damages-Termination. Upon the termination of this Lease under the provisions of this Article 21, Tenant shall pay to Landlord the rent and other charges payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord either:

(x) the amount by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under subparagraph (y), below), (i) the aggregate of the rent and other charges projected over the period commencing with such termination and ending on the Termination Date as stated in Exhibit 1 exceeds, if it does (ii) the aggregate projected fair market rental value of the Premises for such period;

or:

(y) amounts equal to the rent and other charges which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Termination Date as specified in Exhibit 1, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants (to a commercially reasonable extent or allowance amount as compared to the market and, in the event the committed term of the lease for a new tenant (exclusive of any options to extend) exceeds the original Termination Date hereof, as the same may have been extended, Tenant shall only be liable for the pro-rated portion of the expenses of so altering and preparing the Premises for such new tenant corresponding to the period prior to such Termination Date), brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term of this Lease; and provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subparagraph (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting;

or

(z) in lieu of full recovery by Landlord of all sums payable under all this Section, Landlord may, by written notice to Tenant, at any time after termination of this Lease or repossession of the Premises, elect to recover, and Tenant shall thereupon pay, Liquidated Damages. “Liquidated Damages” shall be equal to (a) the aggregate of the Yearly Rent and Additional Rent accrued in the eighteen (18) months ended next prior to such termination or repossession (but not more than the Yearly Rent and Additional Rent due for the then remainder of the Term); plus (b) the amount of rent allowances of any kind and the remaining unamortized cost of the Allowances, brokerage fees, and free rent from the Term Commencement Date until the Rent Commencement Date and during the Reduced Rent Period, all as accrued and unpaid at the time of termination or repossession.

In calculating the rent and other charges under Subparagraph (x), above, there shall be included, in addition to the Yearly Rent, Tax Share and Operating Expense Share and all other considerations agreed to be paid or performed by Tenant, on the assumption that all such amounts and considerations would have remained constant (except as herein otherwise provided) for the balance of the full Term hereby granted.

Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder.

Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages (but not any consequential damages except pursuant to Sections 22 and 29.11, below) to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Notwithstanding anything to the contrary, Landlord shall be entitled to recover, in addition to the rent and other charges under Subparagraph (x) or (y) above, any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance, supplemental allowance or other economic concessions provided by Landlord.

Except in accordance with its remedy under Section 21.3(z), Landlord shall use commercially reasonable efforts to mitigate any damages resulting from a default by Tenant under this Lease existing beyond the expiration of any applicable Grace Period. Landlord’s obligation to so mitigate damages shall be satisfied in full if Landlord undertakes to lease the Premises (or any portion thereof) to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (a) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (b) Landlord shall not be obligated to lease or show the Premises, on a priority basis, or offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use and other applicable requirements are (or will be on a timely basis) available; (c) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord, in Landlord’s good faith discretion; (d) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building; (ii) adversely affect, in Landlord’s reasonable opinion, the reputation of the Building; or (iii) be incompatible, in Landlord’s reasonable opinion, with the operation of the Building; and (e) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first class manner and to fulfill all of the obligations in connection with the lease thereof as and when the same become due.

21.4 Fees and Expenses.

(a) If Tenant shall default in the performance of any covenant on Tenant’s part to be performed as in this Lease contained, Landlord may, subject to the cure provisions of Section 21.5 below, immediately or at any time thereafter, without notice, perform the same for the account of Tenant. If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money, by reason of the failure of Tenant to comply with any provision hereof, or if Landlord is compelled to or does incur any expense, including reasonable attorneys’ fees, in instituting, prosecuting, and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder, Tenant shall on demand pay to Landlord by way of reimbursement the sum or sums so paid by Landlord with all costs and damages, plus interest computed as provided in Article 6 hereof.

(b) Tenant shall pay Landlord’s documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord, without its fault, being made party to any litigation pending by or against Tenant or any persons claiming through or under Tenant.

21.5 Waiver of Redemption. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

21.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

21.7 Grace Period. Notwithstanding anything to the contrary in this Article contained, Landlord agrees not to take any action to terminate this Lease (a) for default by Tenant in the payment when due of any sum of money, if Tenant shall cure such default within five (5) days after written notice thereof is given by Landlord to Tenant (the “Monetary Grace Period”), provided, however, that no such notice need be given and no such default in the payment of money shall be curable if on two (2) prior occasions there had been a default in the payment of money which had been cured after notice thereof had been given by Landlord to Tenant as herein provided or (b) for default by Tenant in the performance of any covenant other than a covenant to pay a sum of money, if Tenant shall cure such default within a period of thirty (30) days after written notice thereof given by Landlord to Tenant (the “Non-Monetary Grace Period”; the Monetary Grace Period and the Non-Monetary Grace Period may be referred to as a “Grace Period”)(except where the nature of the default is such that remedial action should appropriately take place sooner, as indicated in such written notice), or within such additional period as may reasonably be required to cure such default if (because of governmental restrictions or any other cause beyond the reasonable control of Tenant) the default is of such a nature that it cannot be cured within such thirty-(30)-day period, provided, however, (1) that there shall be no extension of time beyond such thirty-(30)-day period for the curing of any such default unless, not more than ten (10) days after the receipt of the notice of default, Tenant in writing (i) shall specify the cause on account of which the default cannot be cured during such period and shall advise Landlord of its intention duly to institute all steps necessary to cure the default and (ii) shall, as soon as reasonably practicable, duly institute and thereafter diligently prosecute to completion all steps necessary to cure such default and, (2) that no notice of the opportunity to cure a default need be given, and no Grace Period whatsoever shall be allowed to Tenant, if the default is incurable or if the covenant or condition the breach of which gave rise to default had, by reason of a breach on a prior occasion, been the subject of a notice hereunder to cure such default. Notwithstanding the foregoing, Tenant shall have no right to notice or the Non-Monetary Grace Period relating to its failure to (v) maintain all insurance as required in Article 15 above; (w) deliver to Landlord the Letter of Credit as required by Section 29.13 below; (x) provide Landlord with Estoppel Certificates as required pursuant to Section 17.5 above; (y) provide Landlord with subordination agreements as required pursuant to Article 23 below; or (z) provide Landlord with the certificates of insurance required pursuant to Article 15 above.

Notwithstanding anything to the contrary in this Section 21.7 contained, except to the extent prohibited by applicable law, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

21.8 In addition to the other rights and remedies provided for in this Lease, if Tenant defaults in the performance of any obligation imposed on it by this Lease, and shall not cure such default within the period specified hereunder, including and applicable notice or Grace Period (as same may be extended as provided herein), then Landlord at any time thereafter may cure such default for the account of Tenant. Any amount paid by Landlord in the exercise of its rights under this Section shall be reimbursed by Tenant (with interest thereon at the Interest Rate from and after the due date) within thirty (30) days of invoice therefor, absent good faith dispute, failing which such amount may be offset against payments due from Landlord to Tenant until Landlord has been fully reimbursed. Notwithstanding the foregoing, Landlord may cure a default of Tenant prior to the expiration of the applicable Grace Period but after a cure period as is reasonable under the circumstances (but in no event shall such cure period exceed two (2) consecutive days) and after such notice (which may be verbal) to Tenant under any of the following circumstances: (w) if necessary to protect the interest of Landlord in the Premises or Building; (x) if necessary to prevent civil or criminal liability of Landlord; (y) if necessary to prevent an imminent and material interruption of the conduct of business in the Building, or (z) if necessary to prevent injury to persons or damage to property.

21.9 Additional Rent. All fees, costs and expenses, other than Yearly Rent, which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, including, without limitation, Tenant’s Tax Share and Tenant’s Operating Expense Share (both defined above) shall be deemed “Additional Rent.”

22.	END OF TERM-ABANDONED PROPERTY

Upon the expiration or other termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises and all Alterations thereto, broom clean, in good order, repair and condition (except as provided herein and in Section 8.7, and Articles 18 and 20) excepting only ordinary wear and use (as defined in Section 14.1 hereof) and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration, and free of all Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by Tenant or any party taking by or through Tenant, including any assignee, subtenant, licensee, etc. and decommissioned as required pursuant to Section 29.11 below. Tenant shall remove all of its property, including, without limitation, all laboratory equipment, all telecommunication, computer and other cabling installed by or on behalf of Tenant in the Premises or elsewhere in the Building, and, to the extent specified by Landlord, all Alterations made by Tenant and all partitions made by Tenant wholly within the Premises, and shall repair any damages to the Premises or the Building caused by their installation or by such removal. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. At least three (3) months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Premises (including any Alterations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any impact from the Tenant’s use or occupancy of the Premises including the presence of Hazardous Materials used, stored, generated or disposed of therein (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (a) all Hazardous Materials licenses and permits held by or on behalf of any Tenant with respect to the Premises, and (b) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant.

Tenant will remove any personal property from the Building and the Premises upon or prior to the expiration or termination of this Lease and any such property which shall remain in the Building or the Premises thereafter shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Yearly Rent, additional or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under Article 21 hereof or pursuant to law.

If Tenant or anyone claiming under Tenant shall remain in possession of the Premises or any part thereof after the expiration or prior termination of the Term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, then, prior to the acceptance of any payments for rent or use and occupancy by Landlord, the person remaining in possession shall be deemed a tenant-at-sufferance. Whereas the parties hereby acknowledge that Landlord may need the Premises after the expiration or prior termination of the Term of the Lease for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding-over cannot be determined as of the Execution Date hereof, in the event that Tenant so holds over, Tenant shall pay to Landlord in addition to all rental and other charges due and accrued under the Lease prior to the date of termination, charges (based upon fair market rental value of the Premises) for use and occupation of the Premises thereafter and, in addition to such sums and any and all other rights and remedies which Landlord may have at law or in equity, an additional use and occupancy charge in the amount of (a) fifty percent (50%) of either, whichever is greater, (x) the Yearly Rent and other charges calculated (on a daily basis) at the highest rate payable under the terms of this Lease, but measured from the day on which Tenant’s hold-over commenced and terminating on the earlier of (i) ninety (90) days thereafter or (ii) the day on which Tenant vacates the Premises or of (y) the fair market value of the Premises for such period; and then, if applicable, (b) one hundred fifty percent (150%) of either the Yearly Rent and other charges calculated (on a daily basis) at the highest rate payable under the terms of this Lease, but measured from the ninety-first (91st) day of said holdover and terminating on the day on which Tenant vacates the Premises or of the fair market value of the Premises for such period, whichever is greater. In addition, if Tenant or anyone claiming under Tenant shall remain in possession of the Premises or any part thereof for more than thirty (30) days after the expiration or prior termination of the Term of this Lease, Tenant shall save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the Term of the Lease (without regard to any thirty (30) day period).

23.	SUBORDINATION

23.1 Subject to the terms and conditions, and subject to any mortgagee’s or ground lessor’s election as hereinafter provided for, this Lease, and all rights of Tenant hereunder, are subject and subordinate in all respects to all matters of record (including, without limitation, deeds and land disposition agreements); ground leases and/or underlying leases; and all mortgages, any of which may now or hereafter be placed on or affect such leases and/or the real property of which the Premises are a part, or any part of such real property, and/or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Article 23 shall be self-operative and no further instrument or subordination shall be required. In confirmation of such subordination, Tenant shall execute, acknowledge and deliver promptly any certificate or instrument that Landlord and/or any mortgagee and/or lessor under any ground or underlying lease and/or their respective successors in interest may request, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of such mortgagee and/or ground lessor; and the failure or refusal of such mortgagee and/or ground lessor to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

23.2 Any such mortgagee or ground lessor may from time to time subordinate or revoke any such subordination of the mortgage or ground lease held by it to this Lease. Such subordination or revocation, as the case may be, shall be effected by written notice to Tenant and by recording an instrument of subordination or of such revocation, as the case may be, with the appropriate registry of deeds or land records and to be effective without any further act or deed on the part of Tenant. In confirmation of such subordination or of such revocation, as the case may be, Tenant shall execute, acknowledge and promptly deliver any certificate or instrument that Landlord, any mortgagee or ground lessor may request, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

23.3 Without limitation of any of the provisions of this Lease, if any ground lessor or mortgagee shall succeed to the interest of Landlord by reason of the exercise of its rights under such ground lease or mortgage (or the acceptance of voluntary conveyance in lieu thereof) or any third party (including, without limitation, any foreclosure purchaser or mortgage receiver) shall succeed to such interest by reason of any such exercise or the expiration or sooner termination of such ground lease, however caused, then such successor may at its election, upon notice and request to Tenant (which, in the case of a ground lease, shall be within thirty (30) days after such expiration or sooner termination), succeed to the interest of Landlord under this Lease, provided, however, that such successor shall not: (i) be liable for any previous act or omission of Landlord under this Lease; (ii) be subject to any offset, defense, or counterclaim which shall theretofore have accrued to Tenant against Landlord (provided, that if following such time as such successor succeeds to Landlord’s interest hereunder, such successor shall fail to fund all or any portion of the Improvement Allowance for which Tenant timely qualified in full compliance with the terms hereof (and such failure continues following notice from Tenant to such successor and the failure of such successor to fund the same within (10) Business Days of such notice), then Tenant may offset such undisbursed amount of the Improvement Allowance against Yearly Rent otherwise owed hereunder; (iii) have any obligation with respect to any security deposit or letter of credit unless it shall have been paid over or physically delivered to such successor; or (iv) be bound by any previous modification of this Lease or by any previous payment of Yearly Rent for a period greater than one (1) month, made without such ground lessor’s or mortgagee’s consent where such consent is required by applicable ground lease or mortgage documents. In the event of such succession to the interest of the Landlord—and notwithstanding that any such mortgage or ground lease may antedate this Lease—the Tenant shall attorn to such successor and shall ipso facto be and become bound directly to such successor in interest to Landlord to perform and observe all the Tenant’s obligations under this Lease without the necessity of the execution of any further instrument and such successor shall have the benefit of all of Landlord’s rights and protections hereunder, including, without limitation, under Section 26.2. Nevertheless, Tenant agrees at any time and from time to time during the Term hereof to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

23.4 The term “mortgage(s)” as used in this Lease shall include any mortgage or deed of trust. The term “mortgagee(s)” as used in this Lease shall include any mortgagee or any trustee and beneficiary under a deed of trust or receiver appointed under a mortgage or deed of trust. The term “mortgagor(s)” as used in this Lease shall include any mortgagor or any grantor under a deed of trust.

23.5 Tenant shall not, by any act or omission, cause Landlord to be in violation of or in default under the Supplemental Parking Lease(s), or do or permit, any act that is in violation of Supplemental Parking Lease(s).

23.6 Tenant hereby irrevocably constitutes and appoints Landlord or any such mortgagee or ground lessor, and their respective successors in interest, acting singly, Tenant’s attorney-in-fact to execute and deliver any such certificate or instrument for, on behalf and in the name of Tenant, but only if Tenant fails to execute, acknowledge and deliver any such certificate or instrument within ten (10) days after Landlord or such mortgagee or such ground lessor has made written request therefor.

23.7 Notwithstanding anything to the contrary contained in this Article 23, if all or part of Landlord’s estate and interest in the real property of which the Premises are a part shall be a leasehold estate held under a ground lease, then: (i) the foregoing subordination provisions of this Article 23 shall not apply to any mortgages of the fee interest in said real property to which Landlord’s leasehold estate is not otherwise subject and subordinate; and (ii) the provisions of this Article 23 shall in no way waive, abrogate or otherwise affect any agreement by any ground lessor (x) not to terminate this Lease incident to any termination of such ground lease prior to its term expiring or (y) not to name or join Tenant in any action or proceeding by such ground lessor to recover possession of such real property or for any other relief.

23.8 In the event of any failure by Landlord to perform, fulfill or observe any agreement by Landlord herein, in no event will the Landlord be deemed to be in default under this Lease permitting Tenant to exercise any or all rights or remedies under this Lease until the Tenant shall have given written notice of such failure to any mortgagee (ground lessor and/or trustee) of which Tenant shall have been advised and until a reasonable period of time shall have elapsed following the giving of such notice, during which such mortgagee (ground lessor and/or trustee) shall have the right, but shall not be obligated, to remedy such failure.

24.	QUIET ENJOYMENT

Landlord covenants that if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises from and against the claims of all persons claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease and to the mortgages, ground leases and/or underlying leases to which this Lease is subject and subordinate, as hereinabove set forth.

Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments. Landlord shall promptly provide Tenant with notice of any such access (which notice may be oral or by email) when Landlord first learns of such demand, provided, however, that while Landlord shall use commercially reasonable efforts to notify Tenant prior to or simultaneously with complying with such demand, its efforts shall not require Landlord to delay complying with such demand and Tenant hereby acknowledges that such notice may not be provided until after any such access.

25.	ENTIRE AGREEMENT-WAIVER-SURRENDER

25.1 Entire Agreement. This Lease and the Exhibits made a part hereof contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that the Tenant in no way relied upon any other statements or representations, written or oral. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

25.2 Waiver by Landlord. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

25.3 Surrender. No act or thing done by Landlord during the Term hereby demised shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises. In the event that Tenant at any time desires to have Landlord underlet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive the keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such underletting.

26.	INABILITY TO PERFORM-EXCULPATORY CLAUSE

26.1 Except as provided in Sections 4.1 and 4.2 hereof, this Lease and the obligations of Tenant to pay rent hereunder and perform all the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, replacements, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing in each case by reason of event(s) of Force Majeure. In each such instance of inability of Landlord to perform, Landlord shall use commercially reasonable efforts to endeavor to provide notice of such inability to perform to Tenant (which notice may be by email) and exercise reasonable diligence to eliminate the cause of such inability to perform. As used in this Lease, an event or events of “Force Majeure” shall include strike or labor troubles, lockout, breakdown, accident, order, preemption or regulation of or by any governmental authority or failure to supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services or because of war, civil commotion, declared state of emergency or public health emergency, pandemic (specifically including the current COVID-19 pandemic, without taking into account the party’s knowledge of such pandemic when entering into this Lease) or other emergency or apparent emergency, or other extraordinary conditions of supply and demand, extraordinary weather conditions, so-called acts of God, or for any other cause beyond the party’s reasonable control.

26.2 Tenant shall neither assert nor seek to enforce any claim against Landlord, or Landlord’s agents or employees, or the assets of Landlord or of Landlord’s agents or employees, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building of which the Premises are a part and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof) ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord’s assets other than the Landlord’s interest in said real estate, as aforesaid. In no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for consequential or incidental damages. Without limiting the foregoing, in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint venturers, two managers, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for lost profits of Tenant.

26.3 Landlord shall not be deemed to be in default of its obligations under the Lease unless Tenant has given Landlord written notice of such default, and Landlord has failed to cure such default within thirty (30) days after Landlord receives such notice or such longer period of time as Landlord may reasonably require to cure such default. Except as otherwise expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Yearly Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease.

27.	BILLS AND NOTICES

Any notice, consent, request, bill, demand or statement hereunder by either party to the other party shall be in writing and, if received at Landlord’s or Tenant’s address, shall be deemed to have been duly given when either delivered or served personally or sent via overnight mail (via nationally recognized courier) or mailed by first class mail postage paid certified or registered mail return receipt requested, addressed to Landlord at its address as stated in Exhibit 1 with a copy to Landlord, c/o Related Fund Management, 60 Columbus Circle, New York, NY 10023; ATTN: Patrick Sweeney and a copy to Sherin and Lodgen LLP, 101 Federal Street, Boston, Massachusetts 02110, ATTN: Robert M. Carney, and to Tenant at the Premises (or at Tenant’s address as stated in Exhibit 1, if mailed prior to Tenant’s occupancy of the Premises), and a copy to Faber Daeufer & Itrato PC, 890 Winter Street, Suite 315, Waltham, MA 02451, ATTN: Brian Connelly, or if any address for notices shall have been duly changed as hereinafter provided, if mailed as aforesaid to the party at such changed address. All oral or email notices to Tenant, to the extent permitted hereunder, shall be directed to either of the following individuals via any of the following methods (and a voicemail shall constitute oral notice):

Daniel Michaels (Lab Manager)

[**] (mobile)

857-320-3998 x1020 (work)

[**]

or

Zhiliang Cheng (Director of Research)

[**] (mobile)

617-356-1326 (work)

[**]

Either party may at any time change the address or specify an additional address for such notices, consents, requests, bills, demands or statements by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.

If Tenant is a partnership, Tenant, for itself, and on behalf of all of its partners, hereby appoints Tenant’s Service Partner, as identified on Exhibit 1, to accept service of any notice, consent, request, bill, demand or statement hereunder by Landlord and any service of process in any judicial proceeding with respect to this Lease on behalf of Tenant and as agent and attorney-in-fact for each partner of Tenant.

All bills and statements for reimbursement or other payments or charges due from Tenant to Landlord hereunder shall be due and payable in full ten (10) days, unless herein otherwise provided, after submission thereof by Landlord to Tenant. Tenant’s failure to make timely payment of any amounts indicated by such bills and statements, whether for work done by Landlord at Tenant’s request, reimbursement provided for by this Lease or for any other sums properly owing by Tenant to Landlord, shall be treated as a default in the payment of rent, in which event Landlord shall have all rights and remedies provided in this Lease for the nonpayment of rent.

28.	PARTIES BOUND-SEIZING OF TITLE

The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 16 hereof shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article 28 shall not be construed as modifying the conditions of limitation contained in Article 21 hereof.

If, in connection with or as a consequence of the sale, transfer or other disposition of the real estate (land and/or Building, either or both, as the case may be) of which the Premises are a part, Landlord ceases to be the owner of the reversionary interest in the Premises, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.

29.	MISCELLANEOUS

29.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

29.2 Captions, etc. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof. References to “State” shall mean, where appropriate, the Commonwealth of Massachusetts.

29.3 Broker. Tenant represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of space in the Building with any broker or had its attention called to the Premises or other space to let in the Building, etc. by anyone other than the broker, person or firm, if any, designated in Exhibit 1. Tenant agrees to defend, exonerate and save harmless and indemnify Landlord and anyone claiming by, through or under Landlord against any claims for a commission arising out of the execution and delivery of this Lease or out of negotiations between Landlord and Tenant with respect to the leasing of other space in the Building, etc., provided that Landlord shall be responsible for the payment of brokerage commissions to the broker, person or firm, if any, designated in Exhibit 1.

29.4 Modifications. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not withhold, delay or condition its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

29.5 Reserved.

29.6 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the State wherein the Building is situated and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

29.7 Assignment of Rents. With reference to any assignment by Landlord of its interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to or held by a bank, trust company, insurance company or other institutional lender holding a mortgage or ground lease on the Building, Tenant agrees:

(a) that the execution thereof by Landlord and the acceptance thereof by such mortgagee and/or ground lessor shall never be deemed an assumption by such mortgagee and/or ground lessor of any of the obligations of the Landlord hereunder, unless such mortgagee and/or ground lessor shall, by written notice sent to the Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such mortgagee and/or ground lessor shall be treated as having assumed the Landlord’s obligations hereunder only upon foreclosure of such mortgagee’s mortgage or deed of trust or termination of such ground lessor’s ground lease and the taking of possession of the Premises after having given notice of its exercise of the option stated in Article 23 hereof to succeed to the interest of the Landlord under this Lease.

29.8 Representation of Authority. By his or her execution hereof the signatories on behalf of the respective parties hereby warrants and represents to the other that he is duly authorized to execute this Lease on behalf of such party. If Tenant is a corporation, Tenant hereby appoints the signatory whose name appears below on behalf of Tenant as Tenant’s attorney-in-fact for the purpose of executing this Lease for and on behalf of Tenant.

29.9 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises, requests by Tenant to sublet the Premises or assign its interest in the Lease, the execution by Landlord of estoppel certificates requested by Tenant, and requests by Tenant for Landlord to execute waivers of Landlord’s interest in Tenant’s property in connection with third party financing by Tenant. Such costs shall be deemed to be Additional Rent under the Lease.

29.10 Survival. Without limiting any other obligation of the Tenant which may survive the expiration or prior termination of the Term of the Lease, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease (including, without limitation, Tenant’s obligations under Sections 13(d), 15.3, and 29.3) shall survive the expiration or prior termination of the Term of the Lease.

29.11 Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of “Hazardous Material” in, on or about the Premises, Building the Land.

(a) Tenant, at its sole cost and expense, shall comply with all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters (collectively, “Environmental Laws”), including, but not limited to, any discharge into the air, surface, water, sewers, soil or groundwater of any Hazardous Material (as defined below), whether within or outside the Premises within the Building and Land. Notwithstanding the foregoing, nothing contained in this Lease requires, or shall be construed to require, Tenant to incur any liability related to or arising from environmental conditions (i) for which the Landlord is responsible pursuant to the terms of this Lease, or (ii) which existed within the Premises or the Building and Land prior to the date Tenant takes possession of, or enters, the Premises, provided, however, that if any such environmental condition was exacerbated by Tenant (or Tenant’s contractors, subcontractors, agents, subtenants, assigns, etc.), the cost (and any delays resulting therefrom) of the liability therefor and any such removal or remediation shall be equitably borne by Landlord and Tenant based upon the degree to which Tenant’s (or such other Tenant parties’) actions have increased the cost of such removal or remediation. Tenant shall comply with all applicable Legal Requirements (including applicable zoning and building code requirements and Landlord’s reasonable quantity limitations to provide for multiple tenant use and compliance applicable to the Building area and/or the so-called “control area” therein) pertaining to the transportation, storage, use or disposal of such Hazardous Materials. Tenant is required to adhere to and comply with the allowable quantities of Hazardous Materials that are allocated to them by the Landlord’s flammable matrix, from time to time. Tenant is required to adhere to and comply with the allowable quantities of Hazardous Materials that are allocated to it by Landlord’s flammable matrix, from time to time (a current version of which is attached at Exhibit 8-A). Landlord consents to Tenant’s use of the Approved Hazardous Materials and Quantities listed in Exhibit 8-B, which list may be updated from time to time upon Tenant’s written request to Landlord, to which request Landlord shall not unreasonably withhold its approval (which approval may be subject to Landlord’s then-current flammable matrix). Landlord shall not reduce the materials or quantities approved by Exhibit 8-B except (x) following a reduction in the square footage of the Premises (based upon the then-current flammable matrix following such reduction), (y) following a breach of this Section 29.11 beyond any applicable cure period or (z) as required by any Applicable Legal Requirement or change to industry-standard practices and protocols.

(b) Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises or otherwise in, on or at the Building and Land by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord, except for Hazardous Materials which are typically used in the operation of offices or laboratories, provided that such materials are stored, used and disposed of in strict compliance with all applicable Environmental Laws and with good scientific and medical practice. Within five (5) days of Landlord’s request, Tenant shall provide Landlord with a list of all Hazardous Materials, including quantities used and such other information as Landlord may reasonably request, used by Tenant in the Premises or otherwise in, at or under the Building and Land. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws and good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Premises, Building of which the Premises is a part or the Land until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material.

(c) As used herein, the term “Hazardous Material” means any hazardous or toxic substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, or that would trigger any employee or community “right-to-know” requirements adopted by any federal, state or local governing or regulatory body or which is or otherwise becomes regulated by any Environmental Law, including but not limited to the Massachusetts “Right to Know” Law, Chapter 111F of the General Laws of Massachusetts, specifically including live organisms, viruses and fungi, Medical Waste (as defined below), and so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) defined as “hazardous substance” or “oil” under Chapter 21E of the General Laws of Massachusetts, or (v) a so-called “biohazard” or Medical Waste, or is contaminated with blood or other bodily fluids; and “Environmental Laws” include, without limitation, the laws listed in the preceding clauses (i) through (iv). The term “Medical Waste” shall mean the types of waste described in any federal, state or local laws, rules and regulations and any similar type of waste. Tenant shall not cause or permit any Medical Waste to be brought, kept or used in or about the Premises or the Project by Tenant, its employees, agents, contractors or invitees except in strict compliance with all applicable Environmental Laws and with good scientific and medical practice. Tenant shall comply with all applicable and appropriate laboratory biosafety level criteria, requirements and recommendations including specific “BSL” limitations, standards, practices, safety equipment and facility requirements for the applicable BSL level pursuant to the Center for Disease Control and otherwise consistent with good scientific and medical practice (and in no event shall Tenant’s use or occupancy involve activities that would qualify or be characterized or categorized as BSL 3 or BSL 4. Information can be found at: https://www.cdc.gov/biosafety/publications/bmbl5/bmbl5_sect_iv.pdf.

(d) Any increase in the premium for necessary insurance on the Premises or the Building and Land which arises from Tenant’s use and/or storage of these Hazardous Materials shall be solely at Tenant’s expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any federal, state or local government agency with jurisdiction.

(e) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization system, and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been exposed to any Hazardous Material, and shall otherwise clean the Premises (to the point of ceiling penetration) so as to permit the report hereinafter called for by this Section 29.11(e) to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or certified industrial hygienist that, in either case, is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s or industrial hygienist’s inspection of the Premises and shall show: that the Hazardous Materials, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including but not limited to floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws without taking any special precautions for Hazardous

Materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory compliance requirements or giving notice in connection with Hazardous Materials; and that the Premises may be reoccupied for office, research or laboratory use, demolished or renovated without taking any special precautions for Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Hazardous Materials and without incurring regulatory requirements or giving notice in connection with Environmental Substances. Further, for purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. In addition, to the extent Tenant (or any party taking by or through Tenant) used, stored, generated or disposed of any radioactive or radiological substances on or about the Premises, such decommissioning shall also be conducted in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public Health for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the Massachusetts Department of Public Health for the control of radiation, and deliver to Landlord the report of a certified industrial hygienist stating that he or she has examined the Premises (including visual inspection, Geiger counter evaluation and airborne and surface monitoring) and found no evidence that such portion contains Hazardous Materials or is otherwise in violation of any Environmental Law. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on not less than five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses reasonably incurred together with an administrative charge of 10% of the cost thereof. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

(f) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall provide to Landlord a copy of its most current chemical waste removal manifest and a certification from Tenant executed by an officer of Tenant that no Hazardous Materials or other potentially dangerous or harmful chemicals brought onto the Premises from and after the date that Tenant first took occupancy of the Premises remain in the Premises.

(g) Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority). If Landlord determines that this representation and warranty was not true as of the date of this Lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(h) Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises, the Building or the Land has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 29.11 or if contamination for which Tenant is responsible under this Section 29.11 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Building and the Land to determine if contamination has occurred as a result of Tenant’s use or occupancy of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in, on or about the Premises by Tenant or any party taking by or through Tenant. If contamination has occurred for which Tenant is liable under this Section 29.11, Tenant shall pay all costs to conduct such tests; otherwise, such tests shall be paid for by Landlord. If no such contamination is found, Landlord shall pay the costs of such tests.

(i) Within ten (10) days following Landlord’s written request, Tenant shall provide Landlord with any information requested by Landlord concerning the existence, use, generation or disposal of Hazardous Materials and/or Medical Waste at the Premises, including, but not limited to, the following information: (a) the name, address and telephone number of the person or entity employed by Tenant to dispose of its Hazardous Materials and/or Medical Waste, including a copy of any contract with said person or entity, (b) all relevant information relating to such materials (e.g., a list of each type of Hazardous Materials and/or Medical Waste used, stored, generated or disposed of by Tenant at the Premises and a description of how Tenant disposes of said Hazardous Materials and/or Medical Waste, a copy of its most current materials list and applicable quantities thereof, applicable material safety data sheets ( MSDS) and safety data sheets (SDS) and transportation and removal manifests), (c) a copy of any laws, rules or regulations in Tenant’s possession relating to the disposal of the Hazardous Materials and/or Medical Waste generated by Tenant, and (d) copies of any licenses or permits obtained by Tenant in order to use, generate or dispose of Hazardous Materials and/or Medical Waste, including any MWRA permits and approvals. Tenant shall also immediately provide to Landlord (without demand by Landlord) a copy of any notice, registration, application, permit, or license given to or received from any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, release, exposure or disposal of any Hazardous Materials and/or Medical Waste in or about the Premises or the Building.

(j) Tenant hereby covenants and agrees to indemnify, defend and hold Landlord and its employees, partners, agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties”) harmless from any and all liabilities, losses, costs, damages, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, the cost of consultants and experts, attorney’s fees, court costs and other legal expenses, the effects of environmental contamination, the cost of environmental testing, the removal, remediation and/or abatement of Hazardous Materials or Medical Waste), insurance policy deductibles and other expenses (collectively “Losses”) arising out of or related to an “Indemnified Matter” (as defined below). For purposes of this Section 29.11(i), an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, directly or indirectly, (i) the presence of any Hazardous Material or Medical Waste on or about the Premises (or the Building), the presence of which is caused or permitted by Tenant or its employees, agents, contractors or invitees (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”), (ii) the Tenant Parties’ use or occupancy of the Premises, the Building or the Land, (iii) Tenant’s failure to perform any of its obligations under this Section 29.11 or any other provision relating to Hazardous Materials, (iv) the existence, use or disposal of any Hazardous Substance or Medical Waste brought on to the Building by a Tenant Party, or (v) any other matters for which Tenant has agreed to indemnify Landlord or any Indemnified Party pursuant to any other provision of this Lease relating to Hazardous Materials. Tenant’s obligations hereunder shall include, but shall not be limited to compensating the Indemnified Parties for Losses arising out of Indemnified Matters within ten (10) days after written demand from an Indemnified Party and providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within ten (10) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. This indemnification of the Indemnified Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises based upon the circumstances identified herein. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in, on, at or under the Land caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to a condition which complies with all Environmental Laws; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions, in Landlord’s reasonable discretion, would not potentially have any materially adverse long-term or short-term effect on the Premises, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. If Tenant is obligated to compensate an Indemnified Party for Losses arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages and Tenant shall, upon ten (10) days advance written notice from Landlord, reimburse Landlord for the costs incurred by Landlord. By way of example, and not limitation, Landlord shall have the immediate and unconditional right to cause any damages to the Common Areas, another tenant’s premises or to any other part of the Building or Land to be repaired and to compensate other tenants of thereof or other persons or entities for Losses arising out of an Indemnified Matter. The Indemnified Parties need not first pay any Losses to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law.

(k) The provisions of this Section 29.11 shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.

29.12 Patriot Act.

Tenant represents and warrants to Landlord that:

(A) Tenant is not in violation of any Anti-Terrorism Law

(B) Tenant is not, as of the date hereof:

(i)

conducting any business or engaging in any transaction or dealing with any Prohibited Person (as hereinafter defined), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(ii)	dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)

engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

(C) Neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person.

If at any time any of these representations becomes false, then it shall be considered a material default under this Lease.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

29.13 Letter of Credit. In order to secure Tenant’s obligations to Landlord under this Lease, Tenant shall deliver to Landlord, on the date that Tenant executes and delivers the Lease to Landlord, an Irrevocable Standby Letter of Credit (“Letter of Credit”) which shall be (a) in the form attached hereto as Exhibit 9, (b) issued by either Silicon Valley Bank or another bank reasonably acceptable to Landlord with minimum assets of Ten Billion Dollars ($10,000,000,000.00), upon which presentment may be made in Boston, Massachusetts, (c) in an amount equal to the Letter of Credit Amount (set forth in Exhibit 1), and (d) for the period specified below, subject to extension in accordance with the terms of the Letter of Credit and as set forth herein. In the event of a change of circumstance relating to the bank issuing the Letter of Credit, or if Landlord otherwise believes, in good faith, that the financial condition of the issuing bank has been degraded, Landlord reserves the right to require Tenant to replace the Letter of Credit from time to time with a similar letter of credit issued by another bank satisfactory to Landlord. Tenant shall, on or before that date which is thirty (30) days prior to the expiration of the term of such Letter of Credit, deliver to Landlord a new Letter of Credit satisfying the foregoing conditions (“Substitute Letter of Credit”) in lieu of the Letter of Credit then being held by Landlord. Such Letter of Credit shall be automatically renewable provided that if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto, Tenant shall be required to deliver a Substitute Letter of Credit satisfying the conditions hereof, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect throughout the Term of this Lease, including any extensions thereof, or in the event that Tenant remains in possession of the Premises following the expiration of the Term, or if Tenant has obligations hereunder to Landlord that remain unsatisfied following the expiration of the Term (as may be extended), and for one hundred twenty (120) days after the latest to occur of the foregoing (i.e., the expiration of the Term (as may be extended), the date on which Tenant vacates and yields up the Premises, etc.). If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a security deposit pursuant to the terms of this Section 29.13.

The Letter of Credit (Substitute Letter of Credit or Additional Letter of Credit, as defined herein, as the case may be) shall be held to ensure the full and timely performance of all of Tenant’s obligations under this Lease and may be drawn upon by Landlord and applied from time to time against any outstanding obligations of Tenant hereunder without notice or demand including, but not limited to, (a) any amount necessary to cure any default hereunder or (b) if such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default, the amount which, in Landlord’s opinion, is necessary to satisfy Tenant’s liability on account thereof. In the event of any such draw by the Landlord, Tenant shall, within fifteen (15) business days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions (“Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination based upon the default of Tenant under the Lease, or a rejection of the Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under the Lease. Any amounts so drawn shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any attempt by Landlord to draw down from said Letter of Credit including, without limitation, by commencing an action seeking to enjoin or restrain Landlord from drawing upon said Letter of Credit. Tenant also hereby expressly waives any right or claim it may have to seek such equitable relief. In addition to whatever other rights and remedies it may have against Tenant if Tenant breaches its obligations under this paragraph, Tenant hereby acknowledges that it shall be liable for any and all damages which Landlord may suffer as a result of any such breach.

Upon request of Landlord or any (prospective) purchaser or mortgagee of the Building, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any Letter of Credit which Landlord is then holding so that the amended or new Letter of Credit reflects the name of the new owner of the Building or mortgagee, as the case may be.

To the extent that Landlord has not previously drawn upon any Letter of Credit, Substitute Letter of Credit, Additional Letter of Credit or Security Proceeds (collectively “Collateral”) held by the Landlord, and to the extent that Tenant is not otherwise in default of its obligations under the Lease as of the termination date of the Lease, Landlord shall return such Collateral to Tenant on the termination of the Term of the Lease.

In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.

Notwithstanding the foregoing, provided that: (i) Tenant has not been in default of any of its obligations under this Lease after the giving of any applicable notice and the expiration of any applicable Grace Period prior to the first (1st) day of the 3rd Lease Year (the “Reduction Date”), (ii) Tenant is, as of the Reduction Date, not in default of its obligation under the Lease (provided, however, that if there is no reduction of the security deposit based upon Tenant’s failure to satisfy the condition set forth in this clause (ii), then Tenant may subsequently achieve a reduction in the security deposit pursuant to this sentence at such time as Tenant cures such default, so long as the Lease is then in full force and effect and Tenant is otherwise then in full compliance with its obligations under the Lease), (iii) the Lease is then in full force and effect, (iv) Tenant’s chief financial officer provides Landlord with pro forma financial statements (meeting the requirements of Section 17.15, above) demonstrating that Tenant expects to have capital and/or income sufficient to meet all of its obligations as the same become due, including, without limitation, its obligations hereunder for the remainder of the Term (the “Future Projections”), and (v) Landlord does not dispute the Future Projections, reasonably and in good faith, by written notice to Tenant in reasonable detail, within twenty (20) days after Landlord’s receipt thereof, then the Letter of Credit shall be reduced to $112,343.20 (the “Reduced Amount”) by Tenant providing Landlord with a substitute Letter of Credit in the Reduced Amount in exchange for the existing Letter of Credit(s) which Landlord is then holding, or by an amendment to the existing Letter of Credit(s) then held by Landlord, in form and substance acceptable to Landlord, which is accepted by Landlord in writing.

29.14 Parking. Commencing as of the Term Commencement Date and continuing thereafter throughout the Term of the Lease, so long as this Lease is in full force and effect, Tenant shall have the right to license up to the number of unassigned parking spaces set forth in Exhibit 1, above, in the exterior parking facilities serving the Building (as designated by Landlord, from time to time) which parking facility assigned to Tenant is currently the exterior parking lot at 69-75 Fargo Street, on a first come, first served basis, to which Tenant will have controlled access twenty-four (24) hours per day, seven (7) days per week. The rent for each parking space shall be payable monthly on the first (1st) day of each calendar month during the Term, without any set-off or deduction whatsoever. Initially, Tenant shall be allocated two (2) parking spaces but may, at Tenant’s option, increase (but not decrease) the number of parking spaces by up to two (2) parking spaces for a maximum of four (4) parking spaces at any time during the Term by providing Landlord with thirty (30) days’ prior written notice of such intent to so increase the number of parking spaces allocated to Tenant. Parking rental rates shall be at the then current prevailing rate, and shall be subject to changes equal to the prevailing market rate, as established by Landlord no more than once every twelve (12) months (the current monthly parking rate is $325 per parking space). Tenant shall be required to execute Landlord’s standard parking license agreement, as modified from time to time (the current Landlord parking agreement is attached hereto as Exhibit 10), and to comply with rules and regulations relating to the use of the parking spaces and parking facilities as promulgated from time to time. Tenant’s rights hereunder are for Tenant and its current employees and invitees only and are not provided or to be used for profit or re-letting. Landlord reserves the right, from time to time, to change, alter, replace or relocate the parking areas and facilities, or Tenant’s parking spaces therein, serving the Building from time to time, which may include areas and facilities located on or off the Land, or their operation from time to time, and to temporarily close portions thereof for maintenance and repairs as necessary; provided, however, Landlord shall use commercially reasonable efforts to ensure that the number of parking spaces set forth above shall be generally maintained and that there be no unreasonable obstruction thereto and, if any spaces are relocated, they are not moved more than 0.5 miles from the original location. In the event that there are too many vehicles in the parking lot, preventing Tenant from making use of one of its spaces, Tenant shall notify Landlord and Landlord shall (a) use commercially reasonable efforts to promptly provide a temporary alternative space for the vehicle Tenant was unable to park and (b) use good faith and commercially reasonable efforts to endeavor to prevent a recurrence, including, without limitation, working with its parking manager to more efficiently manage transient parking and, if the issue persists, taking reasonable actions available to Landlord under its existing parking agreements (such as immediately reducing the number of transient spaces and/or revoking oversubscribed parking rights) to the extent necessary to reduce the reasonable likelihood of a recurrence. Neither Landlord nor any parking operator of the parking facilities will have any responsibility for loss or damage due to fire or theft or otherwise to any automobile (or to any personal property therein) parked in the parking areas or facilities. In the event that Tenant fails for any reason to timely pay the rent herein provided with respect to any parking space, Landlord shall have the same rights against Tenant as Landlord has with respect to the timely payment of Yearly Rent hereunder and Landlord shall, without limitation of any other rights or remedies of Landlord hereunder or at law, be free to lease such space to any other party, or person whatsoever and thereafter Tenant shall have no further rights hereunder with respect to such parking spaces or any other parking spaces on the property. Tenant may irrevocably surrender its rights to any or all of the parking spaces, upon thirty (30) days written notice. Tenant shall have no right to sublet, assign, or otherwise transfer said parking passes except in connection with an assignment of this Lease or sublease of the Premises which is permitted pursuant to the provisions of this Lease. Tenant acknowledges that in the event Tenant’s parking spaces are now or in the future located on land subject to a Supplemental Parking Lease:

(a) Tenant acknowledges that Landlord has or may have a leasehold interest in the parking lot assigned to Tenant.

(b) All parking rights of Tenant in such lot shall be conditioned upon the Supplemental Parking Lease and shall terminate upon the expiration or earlier termination thereof.

(c) Landlord shall use reasonable efforts to extend or renew the Supplemental Parking Lease or obtain an alternative Supplemental Parking Lease or additional parking lease on commercially reasonable terms; provided, however, Landlord’s failure to extend, renew or obtain an alternative Supplemental Parking Lease shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord default, shall not affect the validity of this Lease, and shall not affect Tenant’s other obligations under this Lease.

(d) In the event that Landlord obtains the right to a parking area or parking facilities Landlord intends to use as a replacement for the lot subject to the terminated Supplemental Parking Lease, Tenant shall have the right, pro rata with other tenants, to rent up to the same number of spaces for which its rights were terminated by reason of the termination of the Supplemental Parking Lease.

The parking spaces may be relocated by Landlord from time to time in Landlord’s sole discretion. Landlord shall manage such parking facilities in a commercially reasonable manner, Landlord shall have no liability to Tenant if such spaces are for any reason at any time unavailable for Tenant’s use, nor shall Landlord have any obligations to enforce parking rules and regulations.

29.15 Reserved.

29.16 Tenant’s Option to Extend the Term of the Lease.

(a) On the conditions, which conditions Landlord may waive, at its election, by written notice to Tenant at any time, that Tenant is not in default of its covenants and obligations under the Lease, and that the original named Tenant or a Permitted Transferee is occupying one hundred percent (100%) of the Premises then demised to Tenant, both as of the time of option exercise and as of the commencement of the hereinafter described additional term, Tenant shall have the option to extend the Term of this Lease for one (1) additional five (5) year term, such additional term commencing as of the expiration of the fifth (5th) Lease Year. Tenant may exercise such option to extend by giving Landlord written notice on or before the expiration of the fourth (4th) Lease Year. Upon the timely giving of such notice, the Term of this Lease shall be deemed extended upon all of the terms and conditions of this Lease, except that Landlord shall have no obligation to construct or renovate the Premises, or provide any allowance therefor and that the Yearly Rent during such additional term shall be as hereinafter set forth. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term of this Lease, time being of the essence of this Section 29.16. If Tenant fails to timely exercise its rights hereunder, then within seven (7) days of Landlord’s request therefor, Tenant shall execute and deliver to Landlord a certification, in recordable form, confirming the Tenant’s failure to exercise (or waiver of) such right, and Tenant’s failure to so execute and deliver such certification shall (without limiting Landlord’s remedies on account thereof) entitle Landlord to execute and deliver to any third party, and record, an affidavit confirming the failure or waiver, which affidavit shall be binding on Tenant and may be conclusively relied on by third parties.

(b) Yearly Rent. The Yearly Rent during the additional term shall be based upon the Fair Market Rental Value, as defined in Section 29.17, as of the commencement of the additional term, of the Premises then demised to Tenant.

(c) Tenant shall have no further option to extend the Term of the Lease other than the one (1) additional five (5) year term herein provided.

(d) Notwithstanding the fact that, upon Tenant’s exercise of the herein option to extend the Term of the Lease, such extension shall be self-executing, as aforesaid, the parties shall promptly execute a lease amendment reflecting such additional term after Tenant exercises the herein option, except that the Yearly Rent payable in respect of such additional term may not be set forth in said amendment. Subsequently, after such Yearly Rent is determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Article 29.15, unless otherwise specifically provided in such lease amendment.

29.17 Definition of Fair Market Rental Value.

A. “Fair Market Rental Value” shall be computed as of the date in question at the then current Yearly Rent, including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently being negotiated, or executed in comparable laboratory and office space located in the Building, or if no such leases or agreements to lease are then currently being negotiated or executed in the Building, the Fair Market Rental Value shall be determined by reference to leases or agreements to lease then currently executed for comparable laboratory and office space located in first-class office/life-science buildings of the same type, character and quality of the Building and located in the Seaport District/Innovation District of Boston, Massachusetts. In determining Fair Market Rental Value, all relevant factors shall be taken into account and given effect, including, without limitation: size, location and condition of Premises, lease term, including renewal options, tenant’s obligations with respect to operating expenses and taxes, tenant improvement allowances, condition of building, and services and amenities provided by the Landlord.

B. Dispute as to Fair Market Rental Value:

Landlord shall initially designate Fair Market Rental Value and Landlord shall furnish data in support of such designation. If Tenant disagrees with Landlord’s designation of a Fair Market Rental Value, Tenant shall notify Landlord, by written notice given within thirty (30) days after Tenant has been notified of Landlord’s designation, of its disagreement whereupon the parties shall negotiate in good faith to arrive at a mutually agreeable Fair Market Rental Value. If the parties are unable to agree within thirty (30) days after Tenant’s notice to Landlord, the parties shall submit such Fair Market Rental Value to arbitration. Fair Market Rental Value shall be submitted to arbitration as follows: Fair Market Rental Value shall be determined by impartial arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three (3) arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the President of the Boston Bar Association (or such organization as may succeed to said Boston Bar Association) and request him or her to select an impartial third arbitrator. All arbitrators shall have at least ten (10) years of professional experience as an office building owner, real estate manager or real estate broker dealing with like types of properties, to determine Fair Market Rental Value as herein defined. Such third arbitrator and the first two chosen shall, subject to commercial arbitration rules of the American Arbitration Association, hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. The decision of the arbitrators shall be binding and conclusive, and judgment upon the award or decision of the arbitrators may be entered in the appropriate court of law (as identified on Exhibit 1); and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed. If the dispute between the parties as to a Fair Market Rental Value has not been resolved before the commencement of Tenant’s obligation to pay rent based upon such Fair Market Rental Value, then Tenant shall pay Yearly Rent and other charges under the Lease in respect of the Premises in question based upon the Fair Market Rental Value designated by Landlord until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent and other charges to Landlord, or Landlord shall refund any overpayment of rent and other charges to Tenant.

29.18 Substitution of Other Premises

Landlord shall have the right at any time (prior to the last six (6) months in the then existing Term) to relocate Tenant to any other leasable space in the Building provided that said space shall be approximately the same size as the Premises (including, without limitation, not reducing the size by greater than five percent (5%)), shall be located on the same half of the Building as the freight elevator, and shall not be located on the first (1st) floor. Landlord shall reimburse Tenant for its reasonable, out-of-pocket costs of relocating (including, without limitation, the cost of moving Tenant’s furniture, trade fixtures and equipment to the new space, replacing a reasonable amount of business cards that require an updated suite number or floor, and updating its website to the extent necessary to reflect the new location), within thirty (30) days of Landlord’s receipt of reasonably detailed paid invoices therefor. The new space shall include tenant improvements that are substantially equivalent to the tenant improvements contained in the Premises, and the cost of any required tenant improvements shall be paid by Landlord. Landlord shall deliver substitute space to Tenant not more than one hundred eighty (180) days after Tenant approves plans for the construction of required tenant improvements at the new space, if any. Tenant shall not unreasonably withhold or delay its approval of any plans for the construction of tenant improvements. Landlord shall give Tenant not less than thirty (30) days advance notice of the estimated move in date. Prior to the date that Tenant is moved to the new space, Tenant shall remain in the Premises and shall continue to perform all of its obligations under this Lease. After Tenant moves into the new space, this Lease shall remain in full force and effect and be deemed applicable to such new space, except as to Yearly Rent, Tenant’s Tax Share and Tenant’s Operating Expense Share, all of which shall not be increased as a result of said relocation (unless Tenant elects to be relocated to a larger space) provided, however, (a) if the Rentable Area of the new space is less than the Rentable Area in the original Premises, the Yearly Rent and Tenant’s Tax Share and Tenant’s Operating Expense Share shall be reduced proportionately and (b) if the new space is on a lower floor than the then existing Premises, the Yearly Rent shall be reduced by $0.50 per rentable square foot for each floor that the new space is located below the then existing Premises. Upon the exercise of the relocation option, Landlord and Tenant shall amend this Lease to provide for the relocation of the Premises. In the event that Landlord notifies Tenant of its election to relocate Tenant within the last twelve (12) months of the then existing Term, Tenant shall have the right, exercisable by writing to Landlord within ten (10) days of receiving such notice from Landlord, to terminate this Lease as of the estimated date of such relocation (the “Relocation Early Termination Date”) and, unless Landlord elects to revoke its notice of intent to relocate within ten (10) days of receiving Tenant’s termination notice, this Lease shall terminate as of the Relocation Early Termination Date as if such date was the date the Term would have otherwise terminated.

29.19 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

IN WITNESS WHEREOF the parties hereto have executed this Indenture of Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the day and year noted in Exhibit 1 as the Execution Date.

LANDLORD:	TENANT:

RREF II 451D, LLC, a Delaware	INOZYME PHARMA, INC., a Delaware
limited liability company	corporation

By:	/s/ Patrick Sweeney	By:	/s/ Axel Bolte
Name:	Patrick Sweeney	Name:	Axel Bolte
Title:	Its Authorized Signatory	Title:	CEO
Duly Authorized

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